UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM S-1/A AMENDMENT NO.3 TO THE
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
_________________________________

DISCOUNT COUPONS CORPORATION
 (Exact name of registrant as specified in its charter)

Florida	7379	27-3261246
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5584 Rio Vista Drive
Clearwater, FL  33760
(727) 324-0161
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William H. O’Connell
2825 Lewis Speedway Suite 104
St. Augustine, FL  32084
(902) 829-0082
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Gregg E. Jaclin, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite204
Manalapan, NJ 07726
Tel. No.: (732) 409-1212
 Fax No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.00001 par value per share	10,994,823	$0.25	$2,748,705.75	$315.00

(1) This Registration Statement covers the resale by our selling shareholders of up to 10,994,823 shares of common stock previously issued to such selling shareholders.
(2) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price of the shares that were sold to our shareholders in a private placement memorandum. The price of $0.25 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTCBB at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED February 1, 2013

DISCOUNT COUPONS CORPORATION

10,994,823 SHARES OF COMMON STOCK

The selling security holders named in this prospectus are offering all of the shares of common stock offered through this prospectus.  We will not receive any proceeds from the sale of the common stock covered by this prospectus.

Our common stock is presently not traded on any market or securities exchange. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock.  Common stock being registered in this registration statement may be sold by selling security holders at a fixed price of $0.25 per share until our common stock is quoted on the OTC Bulletin Board (“OTCBB”) and thereafter at a prevailing market prices or privately negotiated prices or in transactions that are not in the public market. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares of the selling security holders.

Discount Coupons Corporation is an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 to read about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is: _______   ___, 2013

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the terms “Discount Coupons,” “Company,” “we,” “us” and “our” refer to Discount Coupons Corporation.

Our Company

Discount Coupons was incorporated on August 16, 2010 in the State of Florida. Our domain name, discountcoupons.com, was contributed to the company by a founding shareholder, Charles Zitsman, in exchange for 1,986,612 shares of stock and $12,500.  We immediately began to develop our business model, website, and internet mailing list to capitalize on the strength of our domain name.

Except where we otherwise state, the information we present reflects our 6.62204-for-1 forward stock split effected on March 12, 2012.

We are a marketing firm that provides services to businesses on a cost per acquisition basis through the sale of discount vouchers to consumers.  Cost per acquisition basis is an online advertising pricing model, where the advertisers or business “merchant” pays for each specified action (a purchase, a form submission, or in our case a new customer) linked to the advertisement.  We contract with local and online businesses to provide a service where we promote and advertise a specific offer to potential new customers.  The offer is in the form of a voucher that a customer may then redeem with a business to obtain the product or service featured in the promoted offer.  We earn a commission each time we well a voucher.  Our business operates in a similar manner to businesses that define themselves as “daily deal” websites.  Additionally, we have entered into agreements with four “daily deal” websites to assist them to improve the internet presence and websites in return for a portion of their revenues.

The Offering

Common stock offered by selling security holders	10,994,823 shares of our common stock, par value $0.00001 (the “Common Stock”).

Common stock outstanding before the offering	10,994,823, shares of Common Stock as of February 1, 2013

Common stock outstanding after the offering	10,994,823 shares of Common Stock will be issued and outstanding after this offering is completed.

Terms of the Offering
The selling security holders will determine when and how they will sell the common stock offered in this prospectus. The selling security holders will sell at a fixed price of $0.25 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices or in transactions that are not in the public market.

Termination of the Offering
The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or any other rule of similar effect.

Use of proceeds	We will not receive any proceeds from the sales of shares of our common stock by the selling stockholders.

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 2.

Forward Split	Except where we otherwise state, the information we present reflects our 6.62204-for-1 forward stock split effected on March 12, 2012.

Corporate Information

Our principal executive offices are located at 5584 Rio Vista Drive Clearwater, FL  33760 and our telephone number is (727) 324-0161. Our website address is www.discountcoupons.com.  The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part. The information on our website is not part of this prospectus.

RISK FACTORS

The shares of our common stock being offered for resale by the selling security holders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock.

Risks Related to Our Business and Industry

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAS EXPRESSED SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Based on our financial history since inception, our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern. We are a development stage company that has generated very little revenue. Specifically, the Company, while in the development stage, is proceeding with its business plan by seeking smaller projects to generate positive customer support and build experience and a solid number of jobs that we have completed. The Company has taken certain steps in furtherance of this business plan and has started to advertise and market with online referral websites.

IF CONSUMERS DO NOT PERCEIVE OUR DISCOUNT COUPONS OFFERS TO BE OF HIGH VALUE AND QUALITY OR IF WE FAIL TO INTRODUCE NEW AND MORE RELEVANT DEALS, WE MAY NOT BE ABLE TO ACQUIRE OR RETAIN SUBSCRIBERS. IF WE ARE UNABLE TO ACQUIRE NEW SUBSCRIBERS WHO PURCHASE DISCOUNT COUPONS IN NUMBERS SUFFICIENT TO GROW OUR BUSINESS, OR IF SUBSCRIBERS CEASE TO PURCHASE DISCOUNT COUPONS, THE REVENUE WE GENERATE MAY DECREASE AND OUR OPERATING RESULTS WILL BE ADVERSELY AFFECTED.

We believe that many of our new subscribers originate from word-of-mouth and other non-paid referrals from existing subscribers, and therefore we must ensure that our existing subscribers remain loyal to our service in order to continue receiving those referrals. If our efforts to satisfy our existing subscribers are not successful, we may not be able to acquire new subscribers in sufficient numbers to continue to grow our business or we may be required to incur significantly higher marketing expenses in order to acquire new subscribers. Further, we believe that our success is influenced by the level of communication and sharing among subscribers. If the level of usage by our subscriber base declines or does not grow as expected, we may suffer a decline in subscriber growth or revenue. A significant decrease in the level of usage or subscriber growth would have an adverse effect on our business, financial condition and results of operations.

IF WE FAIL TO RETAIN EXISTING MERCHANTS OR ADD NEW MERCHANTS, OUR REVENUE AND BUSINESS WILL BE HARMED.

We depend on our ability to attract and retain merchants that are prepared to offer products or services on compelling terms through our marketplace. Even though we have long-term arrangements to guarantee the availability of deals that offer attractive quality, value and variety to consumers or favorable payment terms to us. We must continue to attract and retain merchants in order to increase revenue and achieve profitability. If new merchants do not find our marketing and promotional services effective, or if existing merchants do not believe that utilizing our products provides them with a long-term increase in customers, revenue or profit, they may stop making offers through our marketplace. In addition, we may experience attrition in our merchants in the ordinary course of business resulting from several factors, including losses to competitors and merchant closures or bankruptcies. If we are unable to attract new merchants in numbers sufficient to grow our business, or if too many merchants are unwilling to offer products or services with compelling terms through our marketplace or offer favorable payment terms to us, we may sell fewer Discount Coupons and our operating results will be adversely affected.

If our efforts to market, advertise and promote products and services from our existing merchants are not successful, or if our existing merchants do not believe that utilizing our services provides them with a long-term increase in customers, revenue or profit, we may not be able to retain or attract merchants in sufficient numbers to grow our business or we may be required to incur significantly higher marketing expenses or accept lower margins in order to attract new merchants. A significant increase in merchant attrition or decrease in merchant growth would have an adverse effect on our business, financial condition and results of operation.

OUR BUSINESS IS HIGHLY COMPETITIVE. COMPETITION PRESENTS AN ONGOING THREAT TO THE SUCCESS OF OUR BUSINESS.

We expect competition in e-commerce generally, and group buying in particular, to continue to increase because there are no significant barriers to entry. A substantial number of group buying sites that attempt to replicate our business model have emerged around the world. In addition to such competitors, we expect to increasingly compete against other large internet and technology-based businesses. We also expect to compete against other internet sites that are focused on specific communities or interests and offer coupons or discount arrangements related to such communities or interests. We also compete with traditional offline coupon and discount services, as well as newspapers, magazines and other traditional media companies who provide coupons and discounts on products and services.

The industry in which we compete is rapidly evolving and intensely competitive.  There are relatively low barriers to entry for future competitors.  Many of our current and potential competitors in the “daily deal” industry have longer operating histories, larger customer databases, better brand recognition and significantly greater financial, marketing and other resources than we have.  They may be able to operate with a lower cost structure and to adopt more aggressive pricing policies.  Our competitors may also be able to devote more resources to technology development and marketing than us.  As a result, we may have difficulty diverting customers from existing competitors and attracting customers to our offerings.  If we are not able to effectively compete with our competitors, our business will not be successful.

WE BELIEVE THAT OUR ABILITY TO COMPETE DEPENDS UPON MANY FACTORS BOTH WITHIN AND BEYOND OUR CONTROL, INCLUDING THE FOLLOWING:

•	the size and composition of our subscriber base and the number of merchants we feature;
•	the timing and market acceptance of deals we offer, including the developments and enhancements to those deals offered by us or our competitors;
•	subscriber and merchant service and support efforts;
•	selling and marketing efforts;
•	ease of use, performance, price and reliability of services offered either by us or our competitors;
•	our ability to cost-effectively manage our operations; and
•	our reputation and brand strength relative to our competitors.

Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources and larger subscriber bases than we do. These factors may allow our competitors to benefit from their existing customer or subscriber base with lower customer acquisition costs or to respond more quickly than we can to new or emerging technologies and changes in consumer habits. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger subscriber bases or generate revenue from their subscriber bases more effectively than we do.

Our competitors may offer deals that are similar to the deals we offer or that achieve greater market acceptance than the deals we offer. This could attract subscribers away from our websites and applications reduce our market share and adversely impact our revenue. In addition, we are dependent on some of our existing or potential competitors, for banner advertisements and other marketing initiatives to acquire new subscribers. Our ability to utilize their platforms to acquire new subscribers may be adversely affected if they choose to compete more directly with us.

IF WE ARE UNABLE TO MAINTAIN FAVORABLE TERMS WITH OUR MERCHANTS, OUR REVENUE MAY BE ADVERSELY AFFECTED.

The success of our business depends in part on our ability to retain and increase the number of merchants who use our service. Currently, when a merchant partners with us to offer a deal for its products or services, it receives an agreed upon percentage of the gross billings from each Discount Coupon sold, and we retain the rest. If merchants decide that utilizing our services no longer provides an effective means of attracting new customers or selling their goods and services, they may demand a higher percentage of the gross billings from each Discount Coupon sold. This would adversely affect our revenue.

In addition, we expect to face increased competition from other internet and technology-based businesses such as Google and Microsoft, each of which has launched initiatives which are directly competitive to our business. We also have seen that some competitors will accept lower margins, or negative margins, to attract attention and acquire new subscribers. If competitors engage in group buying initiatives in which merchants receive a higher percentage of the gross billings than we currently offer, we may be forced to pay a higher percentage of the gross billings than we currently offer, which may reduce our revenue.

WE HAVE A RAPIDLY EVOLVING BUSINESS MODEL AND OUR NEW PRODUCT AND SERVICE OFFERINGS COULD FAIL TO ATTRACT OR RETAIN SUBSCRIBERS OR GENERATE REVENUE.

We have a rapidly evolving business model and are regularly exploring entry into new market segments and the introduction of new products and features with respect to which we may have limited experience. In addition, our subscribers may not respond favorably to our new products and services. These products and services may present new and significant technology challenges, and we may be subject to claims if subscribers of these offerings experience service disruptions or failures or other quality issues. If products or services we introduce, such as changes to our websites and applications, the introduction of social networking and location-based marketing elements to our websites, or entirely new lines of business that we may pursue, fail to engage subscribers or merchants, we may fail to acquire or retain subscribers or generate sufficient revenue or other value to justify our investment, and our business may be materially and adversely affected. Our ability to retain or increase our subscriber base and revenue will depend heavily on our ability to innovate and to create successful new products and services. In addition, the relative profitability, if any, of our new activities may be lower than that of our historical activities, and we may not generate sufficient revenue from new activities to recoup our investments in them. If any of this were to occur, it could damage our reputation, limit our growth and negatively affect our operating results.

WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO MANAGE THE GROWTH OF OUR ORGANIZATION EFFECTIVELY.

The loss of one or more key members of our management team, or our failure to attract, integrate and retain other highly qualified personnel in the future, could harm our business.

WE MAY BE SUBJECT TO ADDITIONAL UNEXPECTED REGULATION WHICH COULD INCREASE OUR COSTS OR OTHERWISE HARM OUR BUSINESS.

The implementation of the CARD Act and similar state and foreign laws may harm our business and results of operations.

Discount Coupons may be considered gift cards, gift certificates, stored value cards or prepaid cards and therefore governed by, among other laws, the CARD Act, and state laws governing gift cards, stored value cards and coupons. For example, if Discount Coupons are subject to the CARD Act and are not included in the exemption for promotional programs, it is possible that the purchase value, which is the amount equal to the price paid for the Discount Coupon, or the promotional value, which is the add-on value of the Discount Coupon in excess of the price paid, or both, may not expire before the later of (i) five years after the date on which the Discount Coupon was issued or the date on which the subscriber last loaded funds on the Discount Coupon if the Discount Coupon has a reloadable feature; (ii) the Discount Coupon's stated expiration date (if any); or (iii) a later date provided by applicable state law. In the event that it is determined that Discount Coupons are subject to the CARD Act or any similar state law or regulation, and are not within various exemptions that may be available under the CARD Act or under some of the various jurisdictions, our liabilities with respect to unredeemed Discount Coupons may be materially higher than the amounts shown in our financial statements and we may be subject to additional fines and penalties. In addition, if federal or state laws require that the face value of Discount Coupons have a minimum expiration period beyond the period desired by a merchant for its promotional program, or no expiration period, this may affect the willingness of merchants to issue Discount Coupons in jurisdictions where these laws apply. If we are required to materially increase the estimated liability recorded in our financial statements with respect to unredeemed gift cards, our net income could be materially and adversely affected.

In certain states and foreign jurisdictions, Discount Coupons may be considered a gift card. Some of these states and foreign jurisdictions include gift cards under their unclaimed and abandoned property laws which require companies to remit to the government the value of the unredeemed balance on the gift cards after a specified period of time (generally between one and five years) and impose certain reporting and recordkeeping obligations. We do not remit any amounts relating to unredeemed Discount Coupons based on our assessment of applicable laws. The analysis of the potential application of the unclaimed and abandoned property laws to Discount Coupons is complex, involving an analysis of constitutional and statutory provisions and factual issues, including our relationship with subscribers and merchants and our role as it relates to the issuance and delivery of a Discount Coupon.

In the event that one or more states or foreign jurisdictions successfully challenges our position on the application of its unclaimed and abandoned property laws to Discount Coupons, or if the estimates that we use in projecting the likelihood of Discount Coupons being redeemed prove to be inaccurate, our liabilities with respect to unredeemed Discount Coupons may be materially higher than the amounts shown in our financial statements. If we are required to materially increase the estimated liability recorded in our financial statements with respect to unredeemed gift cards, our net income could be materially and adversely affected. Moreover, a successful challenge to our position could subject us to penalties or interest on unreported and unremitted sums, and any such penalties or interest would have a further material adverse impact on our net income.

GOVERNMENT REGULATION OF THE INTERNET AND E-COMMERCE IS EVOLVING, AND UNFAVORABLE CHANGES OR FAILURE BY US TO COMPLY WITH THESE REGULATIONS COULD SUBSTANTIALLY HARM OUR BUSINESS AND RESULTS OF OPERATIONS.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the internet and e-commerce. Existing and future regulations and laws could impede the growth of the internet or other online services. These regulations and laws may involve taxation, tariffs, subscriber privacy, anti-spam, data protection, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the internet as the vast majority of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet or e-commerce. In addition, it is possible that governments of one or more countries may seek to censor content available on our websites and applications or may even attempt to completely block access to our websites. Adverse legal or regulatory developments could substantially harm our business. In particular, in the event that we are restricted, in whole or in part, from operating in one or more countries, our ability to retain or increase our subscriber base may be adversely affected and we may not be able to maintain or grow our revenue as anticipated.

NEW TAX TREATMENT OF COMPANIES ENGAGED IN INTERNET COMMERCE MAY ADVERSELY AFFECT THE COMMERCIAL USE OF OUR SERVICES AND OUR FINANCIAL RESULTS.

Due to the global nature of the internet, it is possible that various states or foreign countries might attempt to regulate our transmissions or levy sales, income or other taxes relating to our activities. Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in internet commerce. New or revised international, federal, state or local tax regulations may subject us or our subscribers to additional sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over the internet. New or revised taxes and, in particular, sales taxes, VAT and similar taxes would likely increase the cost of doing business online and decrease the attractiveness of advertising and selling goods and services over the internet. New taxes could also create significant increases in internal costs necessary to capture data, and collect and remit taxes. Any of these events could have an adverse effect on our business and results of operations.

FAILURE TO COMPLY WITH FEDERAL, STATE AND INTERNATIONAL PRIVACY LAWS AND REGULATIONS, OR THE EXPANSION OF CURRENT OR THE ENACTMENT OF NEW PRIVACY LAWS OR REGULATIONS, COULD ADVERSELY AFFECT OUR BUSINESS.

A variety of federal, state and international laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. For example, recently there have been Congressional hearings and increased attention to the capture and use of location-based information relating to users of smartphones and other mobile devices. Several internet companies have incurred penalties for failing to abide by the representations made in their privacy policies and practices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or orders or other federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could adversely affect our business. In addition, a failure or perceived failure to comply with industry standards or with our own privacy policies and practices could result in a loss of subscribers or merchants and adversely affect our business. Federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of third-party web "cookies" for behavioral advertising. The regulation of these cookies and other current online advertising practices could adversely affect our business.

We may suffer liability as a result of information retrieved from or transmitted over the internet and claims related to our service offerings. We may be sued for defamation, civil rights infringement, negligence, patent, copyright or trademark infringement, invasion of privacy, personal injury, product liability, breach of contract, unfair competition, discrimination, antitrust or other legal claims relating to information that is published or made available on our websites or service offerings we make available (including provision of an application programming interface platform for third parties to access our website, mobile device services and geolocation applications). In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not found liable. If any of these events occurs, our net income could be materially and adversely affected.

OUR BUSINESS DEPENDS ON THE DEVELOPMENT AND MAINTENANCE OF THE INTERNET INFRASTRUCTURE.

The success of our services will depend largely on the development and maintenance of the internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complementary products, for providing reliable internet access and services. The internet has experienced, and is likely to continue to experience, significant growth in the number of users and amount of traffic. The internet infrastructure may be unable to support such demands. In addition, increasing numbers of users, increasing bandwidth requirements or problems caused by viruses, worms, malware and similar programs may harm the performance of the internet. The backbone computers of the internet have been the targets of such programs. The internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of internet usage generally as well as the level of usage of our services, which could adversely impact our business.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR MAY BE ACCUSED OF INFRINGING INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

We regard our subscriber list, trademarks, service marks, copyrights, patents, trade dress, trade secrets, proprietary technology and similar intellectual property as critical to our success, and we rely on trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements with our employees and others to protect our proprietary rights. Effective intellectual property protection may not be available in every country in which our deals are made available. We also may not be able to acquire or maintain appropriate domain names or trademarks in all countries in which we do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring and using domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights. We may be unable to prevent third parties from using and registering our trademarks, or trademarks that are similar to, or diminish the value of, our trademark in some countries.

WE MAY NOT BE ABLE TO DISCOVER OR DETERMINE THE EXTENT OF ANY UNAUTHORIZED USE OF OUR PROPRIETARY RIGHTS. THIRD PARTIES THAT LICENSE OUR PROPRIETARY RIGHTS ALSO MAY TAKE ACTIONS THAT DIMINISH THE VALUE OF OUR PROPRIETARY RIGHTS OR REPUTATION.

The protection of our intellectual property may require the expenditure of significant financial and managerial resources. Moreover, the steps we take to protect our intellectual property may not adequately protect our rights or prevent third parties from infringing or misappropriating our proprietary rights.

Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us or the payment of damages by us. We may need to obtain licenses from third parties who allege that we have infringed their rights, but such licenses may not be available on terms acceptable to us or at all. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims.

OUR BUSINESS DEPENDS ON A STRONG BRAND, AND IF WE ARE NOT ABLE TO MAINTAIN AND ENHANCE OUR BRAND, OR IF WE RECEIVE UNFAVORABLE MEDIA COVERAGE, OUR ABILITY TO EXPAND OUR BASE OF SUBSCRIBERS AND MERCHANTS WILL BE IMPAIRED AND OUR BUSINESS AND OPERATING RESULTS WILL BE HARMED.

We believe that the brand identity that we plan to develop will significantly contribute to the success of our business. We also believe that maintaining and enhancing the "Discount Coupon" brand is critical to expanding our base of subscribers and merchants. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain the "Discount Coupon" brand, or if we incur excessive expenses in this effort, our business, operating results and financial condition will be materially and adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. Maintaining and enhancing our brand will depend largely on our ability to provide reliable, trustworthy and high quality deals, which we may not do successfully.

Unfavorable publicity or consumer perception of our websites, applications, practices or service offerings, or the offerings of our merchants, could adversely affect our reputation, resulting in difficulties in recruiting, decreased revenue and a negative impact on the number of merchants we feature and the size of our subscriber base, the loyalty of our subscribers and the number and variety of deals we offer each day. As a result, our business, financial condition and results of operations could be materially and adversely affected.

OUR BUSINESS MAY BE SUBJECT TO SEASONAL SALES FLUCTUATIONS WHICH COULD RESULT IN VOLATILITY OR HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK.

Our business, like that of our merchants, may be subject to some degree of sales seasonality. As the growth of our business stabilizes, these seasonal fluctuations may become more evident.

Seasonality may cause our working capital cash flow requirements to vary from quarter to quarter depending on the variability in the volume and timing of sales. These factors, among other things, make forecasting more difficult and may adversely affect our ability to manage working capital and to predict financial results accurately, which could adversely affect the market price of our common stock.

WE DEPEND ON THE CONTINUED GROWTH OF ONLINE COMMERCE.

The business of selling goods and services over the internet, particularly through coupons, is dynamic and relatively new. Concerns about fraud, privacy and other problems may discourage additional consumers and merchants from adopting the internet as a medium of commerce. In order to expand our subscriber base, we must appeal to and acquire subscribers who historically have used traditional means of commerce to purchase goods and services and may prefer internet analogues to our offerings, such as the retailer's own website. If these consumers prove to be less active than our earlier subscribers, or we are unable to gain efficiencies in our operating costs, including our cost of acquiring new subscribers, our business could be adversely impacted.

OUR BUSINESS IS SUBJECT TO INTERRUPTIONS, DELAYS OR FAILURES RESULTING FROM EARTHQUAKES, OTHER NATURAL CATASTROPHIC EVENTS OR TERRORISM.

Our services, operations and the data centers from which we provide our services are vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. A significant natural disaster, such as an earthquake, fire or flood, could have a material adverse impact on our business, financial condition and results of operations and our insurance coverage may be insufficient to compensate us for losses that may occur. Acts of terrorism could cause disruptions to the internet, our business or the economy as a whole. We may not have sufficient protection or recovery plans in certain circumstances, such as natural disasters affecting areas where data centers upon which we rely are located, and our business interruption insurance may be insufficient to compensate us for losses that may occur. Such disruptions could negatively impact our ability to run our websites, which could harm our business.

FAILURE TO DEAL EFFECTIVELY WITH FRAUDULENT TRANSACTIONS AND SUBSCRIBER DISPUTES WOULD INCREASE OUR LOSS RATE AND HARM OUR BUSINESS.

Discount Coupons are issued in the form of redeemable coupons with unique identifiers. It is possible that consumers or other third parties will seek to create counterfeit Discount Coupons in order to fraudulently purchase discounted goods and services from our merchants. While we use advanced anti-fraud technologies, it is possible that technically knowledgeable criminals will attempt to circumvent our anti-fraud systems using increasingly sophisticated methods. In addition, our service could be subject to employee fraud or other internal security breaches, and we may be required to reimburse consumers and/or merchants for any funds stolen or revenue lost as a result of such breaches. Our merchants could also request reimbursement, or stop using Discount Coupon, if they are affected by buyer fraud or other types of fraud.

WE ARE SUBJECT TO PAYMENTS-RELATED RISKS.

We accept payments using a variety of methods, including credit card, debit card and gift certificates. As we offer new payment options to consumers, we may be subject to additional regulations, compliance requirements and fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We rely on third parties to provide payment processing services, including the processing of credit cards and debit cards and it could disrupt our business if these companies become unwilling or unable to provide these services to us. We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from consumers or facilitate other types of online payments, and our business and operating results could be adversely affected.

We are also subject to or voluntarily comply with a number of other laws and regulations relating to money laundering, international money transfers, privacy and information security and electronic fund transfers. If we were found to be in violation of applicable laws or regulations, we could be subject to civil and criminal penalties or forced to cease our payments services business.

FEDERAL LAWS AND REGULATIONS, SUCH AS THE BANK SECRECY ACT AND THE USA PATRIOT ACT COULD BE EXPANDED TO INCLUDE DISCOUNT COUPONS.

Various federal laws, such as the Bank Secrecy Act and the USA PATRIOT Act impose certain anti-money laundering requirements on companies that are financial institutions or that provide financial products and services. For these purposes, financial institutions are broadly defined to include money services businesses such as money transmitters, check cashers and sellers or issuers of stored value cards. Examples of anti-money laundering requirements imposed on financial institutions include subscriber identification and verification programs, record retention policies and procedures and transaction reporting. We do not believe that we are a financial institution subject to these laws and regulations based, in part, upon the characteristics of Discount Coupons and our role with respect to the distribution of Discount Coupons to subscribers. However, the Financial Crimes Enforcement Network, a division of the U.S. Treasury Department tasked with implementing the requirements of the Bank Secrecy Act, recently proposed amendments to the scope and requirements for parties involved in stored value or prepaid access cards, including a proposed expansion of financial institutions to include sellers or issuers of prepaid access cards. In the event that this proposal is adopted as proposed, it is possible that a Discount Coupon could be considered a financial product and we could be a financial institution. In the event that we become subject to the requirements of the Bank Secrecy Act or any other anti-money laundering law or regulation imposing obligations on us as a money services business, our regulatory compliance costs to meet these obligations would likely increase which could reduce our net income.

STATE LAWS REGULATING MONEY TRANSMISSION COULD BE EXPANDED TO INCLUDE DISCOUNT COUPONS.

Many states jurisdictions impose license and registration obligations on those companies engaged in the business of money transmission, with varying definitions of what constitutes money transmission. We do not currently believe we are a money transmitter given our role and the product terms of Discount Coupons. However, a successful challenge to our position or expansion of state or foreign laws could subject us to increased compliance costs and delay our ability to offer Discount Coupons in certain jurisdictions pending receipt of any necessary licenses or registrations.

CURRENT UNCERTAINTY IN GLOBAL ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OUR REVENUE AND BUSINESS.

Our operations and performance depend on worldwide economic conditions, which deteriorated significantly in the United States and other countries in late 2008 and through 2009. The current economic environment continues to be uncertain. These conditions may make it difficult for our merchants to accurately forecast and plan future business activities, and could cause our merchants to terminate their relationships with us or could cause our subscribers to slow or reduce their spending.

Furthermore, during challenging economic times, our merchants may face issues gaining timely access to sufficient credit, which could result in their unwillingness to continue with our service or impair their ability to make timely payments to us. If that were to occur, we may experience decreased revenue, be required to increase our allowance for doubtful accounts and our days receivables outstanding would be negatively impacted. If we are unable to finance our operations on acceptable terms as a result of renewed tightening in the credit markets, we may experience increased costs or we may not be able to effectively manage our business. We cannot predict the timing, strength or duration of any economic slowdown or subsequent economic recovery, worldwide, in the United States or in our industry. These and other economic factors could have a material adverse effect on our financial condition and operating results.

WE ARE AN "EMERGING GROWTH COMPANY," AND WE CANNOT BE CERTAIN IF THE REDUCED REPORTING REQUIREMENTS APPLICABLE TO EMERGING GROWTH COMPANIES WILL MAKE OUR COMMON STOCK LESS ATTRACTIVE TO INVESTORS.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

BECAUSE OUR COMMON STOCK IS NOT REGISTERED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WE WILL NOT BE SUBJECT TO THE FEDERAL PROXY RULES AND OUR DIRECTORS, EXECUTIVE OFFICERS AND 10% BENEFICIAL HOLDERS WILL NOT BE SUBJECT TO SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  IN ADDITION OUR REPORTING OBLIGATIONS UNDER SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, MAY BE SUSPENDED AUTOMATICALLY IF WE HAVE FEWER THAN 300 SHAREHOLDERS OF RECORD ON THE FIRST DAY OF OUR FISCAL YEAR.

Our common stock is not registered under the Exchange Act, and we do not intend to register our common stock under the Exchange Act for the foreseeable future (provided that, we will register our common stock under the Exchange Act if we have, after the last day of our fiscal year, more than 500 shareholders of record, in accordance with Section 12(g) of the Exchange Act; as of February 1, 2013, we have less than 80 shareholders of record).  As long as our common stock is not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the SEC a proxy statement and form of proxy complying with the proxy rules.  In addition, so long as our common stock is not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common stock will not be subject to Section 16 of the Exchange Act.  Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4, and 5 respectively.  Such information about our directors, executive officers, and beneficial holders will only be available through periodic reports and any registration statements on Form S-1 we file.

OUR REPORTING OBLIGATIONS UNDER SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, MAY BE SUSPENDED AUTOMATICALLY IF WE HAVE FEWER THAN 300 SHAREHOLDERS OF RECORD ON THE FIRST DAY OF OUR FISCAL YEAR.

If our common stock is not registered under the Exchange Act, our obligation to file reports under Section 15(d) of the Exchange Act will be automatically suspended if, on the first day of any fiscal year (other than a fiscal year in which a registration statement under the Securities Act has gone effective), we have fewer than 300 shareholders of record.  This suspension is automatic and does not require any filing with the SEC.  In such an event, we may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations.  If our obligation to file reports under Section 15(d) is suspended it may decrease our common stock’s liquidity, if any, affecting your ability to resell our common stock.

WE HAVE LIMITED OPERATING HISTORY AND FACE MANY OF THE RISKS AND DIFFICULTIES FREQUENTLY ENCOUNTERED BY A DEVELOPMENT STAGE COMPANY.

We are a development stage company, and to date, our development efforts have been focused primarily on the development and marketing of our business model. We have limited operating history for investors to evaluate the potential of our business development or from which forecasts can be prepared. We are still in the process of building our customer base and our brand name. In addition, we also face many of the risks and difficulties inherent in gaining market share as a new company:

●	Development of an effective business plan;
●	Competition;
●	Meeting customer expectations;
●	Attaining customer loyalty; and
●	Developing and upgrading our services to create a referral network of happy customers and merchants.

Additionally, the growth of our business will result in increased demands on management and our limited resources.  As we grow, we will be required to retain qualified personnel who can expand our customer base and develop and deliver innovative solutions.  We must continue to enhance and expand our business processes, information systems and operations to accommodate this growth.  To manage future growth, we will need to:

●	Implement additional management information systems;
●	Retain qualified personnel to manage our operating, administrative, financial and accounting systems;
●	Maintain and expand our services and databases;
●	Continue to train, motivate, manage and retain our existing employees and attract and integrate new employees;
●	Develop our sales force and implement our sales strategy; and
●	Maintain close coordination among our executive, information, technology, accounting, finance, sales and operations departments.

Our future will depend on our ability to gain market share while managing our growth, which requires careful planning, strategic marketing and our ability to bid and price our services competitively.

WE CURRENTLY HAVE $447,500 IN OUTSTANDING DEBT RELATING TO OUSTANDING PROMISSORY NOTES.

We currently have $447,500 in outstanding debt as a result of two promissory notes with third-party investors.  All of the promissory notes have a maturity on August 31, 2013 and require repayment of the principle, in the amount of $222,500 and $225,000, respectively. Additionally, the repayment of interest is at 14.51% and 19.63%, respectively, in the aggregate amount of $83,000.  If the Company cannot repay these obligations or cannot renegotiate favorable terms, the Company may face default. Defaulting on these obligations may raise expensive litigation or cause the lenders to attach Company property. In all likelihood, a default on these obligations will cause the business to be unsuccessful.

WE NEED ADDITIONAL CAPITAL TO DEVELOP OUR BUSINESS.

The development of our services will require the commitment of substantial resources to implement our business plan. Currently, we have no established bank-financing arrangements. Therefore, it is likely we would need to seek additional financing through subsequent future private offering of our equity securities, or through strategic partnerships and other arrangements with corporate partners. We have no current plans for additional financing.

We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. The sale of additional equity securities will result in dilution to our stockholders. The occurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. If adequate additional financing is not available on acceptable terms, we may not be able to implement our business development plan or continue our business operations.

WE MAY INCUR SIGNIFICANT COSTS TO BE A PUBLIC COMPANY TO ENSURE COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS AND WE MAY NOT BE ABLE TO ABSORB SUCH COSTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations.

OUR FUTURE SUCCESS IS DEPENDENT, IN PART, ON THE PERFORMANCE AND CONTINUED SERVICE OF OUR CURRENT PRESIDENT AND CHIEF EXECUTIVE OFFICER (S. PATRICK MARTIN) AND CHIEF OPERATING OFFICER (STEVEN WINKLER).

We are presently dependent to a great extent upon the experience, abilities and continued services of S. Patrick Martin, our Chief Executive Officer, and Steven Winkler, our Chief Operating Officer.  The loss of services of Mr. Martin or Mr. Winkler could have a material adverse effect on our business, financial condition or results of operation.

Risk Related To Our Capital Stock

WE MAY NEVER PAY ANY DIVIDENDS TO SHAREHOLDERS.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

YOU WILL EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST BECAUSE OF THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK AND OUR PREFERRED STOCK.

In the future, we may issue our authorized, but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 32,000,000 shares of capital stock consisting of 30,000,000 shares of common stock, par value $0.00001 per share, and 2,000,000 shares of preferred stock, par value $0.00001 per share.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes, including at a price (or exercise prices) below the price at which shares of our common stock will be quoted on the OTCBB.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH MAY BE SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT OUR COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, include some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future of our business and operations, including our financial condition, results of operations and expected growth of our operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects and ability of our management to perform. There can be no assurance that future developments actually affecting us will be those anticipated. These that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling security holders. All of the net proceeds from the sale of our common stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution”.  We have agreed to bear the expenses relating to the registration of the common stock for the selling security holders.

DETERMINATION OF OFFERING PRICE

As of the date of this prospectus, there is no public market for our common stock. The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value and should not be considered an indication of the actual value of our company or our shares of common stock. The price does not bear any relationship to our assets, book value, historical earnings or net worth. In determining the offering price, management considered such factors as the prospects, if any, for similar companies, anticipated results of operations, present financial resources, the general conditions of the securities market and the likelihood of acceptance of this offering. No valuation or appraisal has been prepared for our business. We cannot assure you that a public market for our securities will develop or continue or that the securities will ever trade at a price higher than the offering price. The price of the common stock that will prevail in any market that develops after the offering, if any, may be higher or lower than the price you paid. There is no assurance that an active market will ever develop in our securities. You may not be able to resell any shares you purchase in this offering. Our common stock has never been traded on any exchange or market prior to this offering.

DILUTION

The common stock to be sold by the selling shareholders as provided in the “Selling Security Holders” section is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

Except where we otherwise state, the information we present reflects our 6.62204-for-1 forward stock split effected on March 12, 2012.

The common shares being offered for resale by the selling security holders consist of 10,994,823 shares of our common stock issued and outstanding and held by 75 shareholders. Such shareholders include: (i) the holders of 4,190,276 shares issued upon the creation of the company; (ii) the holders of 1,489,959 shares sold in our private offering pursuant to Regulation D Rule 506 completed in 2010 at an offering price of $0.151 per share; (iii) the holders of 293,886 shares sold in our private offering pursuant to Regulation D Rule 506 completed in 2011 at an offering price of $0.604 per share; (iv) the holders of 593,335 shares sold in our private offering pursuant to Regulation D Rule 506 completed in 2012 at an offering price of $0.378 per share; (v) the holders of 285,377shares transferred in exchange for services rendered; (vi) the holders of 2,594,277 shares sold in our private offering pursuant to Regulation D Rule 506 completed in 2011 at an offering price of $0.153 per share; (vii) the holders of 566,004 shares transferred outside the company by the original shareholders; (viii) the holders of 642,988 shares sold in our private offering pursuant to Regulation D Rule 506 completed in 2012 at a price of $.38 per shares, (ix) the holders of 272,500 shares transferred in exchange for services rendered, and (x) 66,221 shares issued to Sandra Zutowt as shares issued pursuant to the exercise of her options.

The following table sets forth the names of the selling security holders, the number of shares of common stock beneficially owned by each of the selling stockholders as of July 20, 2012, and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

The following Selling Security Holder list does not include any options owned by any of the selling security holders. Not shares underlying options are being registered in this offering. The options that have been issued are disclosed on under the Description of Securities on page 18.

Name	Shares Beneficially Owned Prior to Offering	Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering
Affinity Advisors, LLC (1)	32,895	32,895	0	*
All American Safe, LLC (2)	31,316	31,316	0	*
Jane Andrews	474,417	474,417	0	*
Paul Antonevich	490,972	490,972	0	*
Paul Antonevich and Patricia Antonevich, JTWOS	5,263	5,263	0	*
Stephanie Aubert and Felix Checo	8,278	8,278	0	*
Bryce Ball	69,900	69,900	0	*
Nathan Ball	4,139	4,139	0	*
The Ball 1977 Trust (3)	8,278	8,278	0	*
Christopher Blum	165,551	165,551	0	*
Tamara Clarke	2,632	2,632	0	*
Russell Cohen and Brooke Cohen JTWOS	496,653	496,653	0	*

John T Corwin	15,000	15,000	0	*
Bruce Danielson and Penny Danielson as Tenants by the Entirety	99,329	99,329	0	*
Thomas Davis	5,263	5,263	0	*
John Dehart	8,278	8,278	0	*
Richard DeRose	251,639	251,639	0	*
Dos Comas, LLC (4)	132,441	132,441	0	*
Scott Dostal	41,388	41,388	0	*
EJ Butler Foundation (5)	26,489	26,489	0	*
James Furney	13,158	13,158	0	*
Christina George	8,278	8,278	0	*
Theodore Gillette and Raena Gillette as Tenants by the Entirety	99,329	99,329	0	*
Russell Golden	50,000	50,000	0	*
Douglas S. Hackett	864,759	864,759	0	*
David M. Harney	5,263	5,263	0	*
Larry Heinkel	26,316	26,316	0	*
Jesus Gabriel Hernandez	12,417	12,417	0	*
CJ Hirschman Jr.	31,733	31,733	0	*
Daniel Keith Holloway	22,100	22,100	0	*
Shawn Kaye	13,158	13,158	0	*
Kevin Lee	331,102	331,102	0	*
LLH Partnership (6)	165,551	165,551	0	*
LRC Enterprises (7)	12,417	12,417	0	*
Randy Lorenson	59,436	59,436	0	*
S. Patrick Martin	1,552,933	1,552,933	0	*
Michael McCann	31,733	31,733	0	*
Geneva McFall	35,000	35,000	0	*
Gwen McFall	65,789	65,789	0	*
David Misher	31,733	31,733	0	*
Anthony Moore	4,139	4,139	0	*
Claire Moore	50,000	50,000	0	*
MTL Partners LLC (8)	16,556	16,556	0	*
Benjamin Lane Mundine	34,767	34,767	0	*
Kevin Orton	2,500	2,500	0	*
Wells C Orton and Dixie L Orton, JTWOS	13,158	13,158	0	*
Ryan Painter	864,759	864,759	0	*
Bradley Pentecost	30,000	30,000	0	*
Brian Pentecost	266,785	266,785	0	*
Tod Pentecost	60,000	60,000	0	*
Linda B. Portmann	26,489	26,489	0	*
Roger Ray	30,000	30,000	0	*
Dennis Reed	55,182	55,182	0	*
Michael Reimels	448,662	448,662	0	*
Liz Richards	7,900	7,900	0	*
Ryan Robertson	31,733	31,733	0	*
Kenneth Royston and Tammy Royston, JTWOS	131,579	131,579	0	*
Richard Scholz	864,759	864,759	0	*
Mark Shaurette	48,282	48,282	0	*
Pat Shea	4,139	4,139	0	*
Bruce Sills	52,977	52,977	0	*
Sinopoli Investments LLC (9)	132,441	132,441	0	*
Gary Spafford and Lynn Spafford, JTWOS	8,278	8,278	0	*

Daniel St. Cyr	41,388	41,388	0	*
David K. Stone	26,489	26,489	0	*
Tyler Teynor	13,514	13,514	0	*
Todd Tononi	103,470	103,470	0	*
Ronald Williams and Chin Williams	26,489	26,489	0	*
Steven Winkler	490,972	490,972	0	*
Melva Wolcott	16,556	16,556	0	*
Jason Yeo	13,245	13,245	0	*
Dezerae Young	16,556	16,556	0	*
Mike Zanardelli	11,590	11,590	0	*
Charles Zitsman	1,180,982	1,180,982	0	*
Sandra Zutowt	66,221	66,221	0	*
TOTAL	10,994,823	10,994,823	0

*  denotes less than 1% of total ownership.

(1)	Daniel Luther is the principal of Affinity Advisors, LLC. Daniel Luther acting alone has voting and dispositive power over the shares owned by Affinity Advisor, LLC.
(2)	Kevin Orton is the principal of All American Safe, LLC. Kevin Orton acting alone has voting and dispositive power over the shares owned by All American Safe, LLC.
(3)	Bryce Ball is the principal of The Ball 1977 Trust. Bryce Ball acting alone has voting and dispositive power over the shares owned by The Ball 1977 Trust.
(4)	Sean Libbert is the principal of Dos Comas, LLC. Sean Libbert acting alone has voting and dispositive power over the shares owned by Dos Comas, LLC.
(5)	Edward Butler is the principal of EJ Butler Foundation. Edward Butler acting alone has voting and dispositive power over the shares owned by EJ Butler Foundation.
(6)	Mitch Goldsmith is the principal of LLH Partnership. Mitch Goldsmith acting alone has voting and dispositive power over the shares owned by LLH Partnership.
(7)	Ronald and Chin Williams is the principal of LRC Enterprises. Ronald and Chin Williams acting together have voting and dispositive power over the shares owned by LRC Enterprises.
(8)	Michael Collier and Thomas Tilaro is the principal of MTL Partners LLC. Michael Collier and Thomas Tilaro acting together have voting and dispositive power over the shares owned by MTL Partners LLC.
(9)	Darren Sinopoli is the principal of Sinopoli Investments LLC. Darren Sinopoli acting alone has voting and dispositive power over the shares owned by Sinopoli Investments LLC.

There are no agreements between the company and any selling shareholder pursuant to which the shares subject to this registration statement were issued.

Except as disclosed above, none of the selling shareholders or their beneficial owners:

●    has had a material relationship with us other than as a shareholder at any time within the past three years; or
●    has ever been one of our officers or directors or an officer or director of our predecessors or affiliates ; or
●     are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

We are registering 10,994,823 shares of common stock on behalf of the selling security holders. The selling security holders will sell their shares at a fixed price of $0.25 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

No public market currently exists for our common stock. We intend to apply to have our common stock quoted on the OTC Bulletin Board. This process usually takes at least 60 days and an application must be made on our behalf by a market maker. We have not yet engaged a market maker to make the application. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock.

Trading in stocks quoted on the OTC Bulletin Board is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company's operations or business prospects. The OTC Bulletin Board should not be confused with the NASDAQ market. OTC Bulletin Board companies are subject to far less restrictions and regulations than companies whose securities are traded on the NASDAQ market. Moreover, the OTC Bulletin Board is not a stock exchange, and the trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market investors may have difficulty buying and selling or obtaining market quotations for our common stock and its market visibility may be limited, which may have a negative effect on the market price of our common stock.

There is no assurance that our common stock will be quoted on the OTC Bulletin Board. We do not currently meet the existing requirements to be quoted on the OTC Bulletin Board, and we cannot assure you that we will ever meet these requirements.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

●	ordinary brokers transactions, which may include long or short sales,
●	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
●	through direct sales to purchasers or sales effected through agents,
●	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
●	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. To our best knowledge, none of the selling security holders are broker-dealers or affiliates of broker dealers.

We will advise the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $80,172.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

DESCRIPTION OF SECURITIES
General

We are authorized to issue an aggregate number of 32,000,000 shares of capital stock, of which 30,000,000 shares are common stock, $0.00001 par value per share, and 2,000,000 shares of preferred stock, $0.00001 par value per share authorized.

Common Stock

We are authorized to issue 30,000,000 shares of common stock, $0.00001 par value per share. Currently we have 10,994,823 shares of common stock issued and outstanding.

Each share of common stock shall have one (1) vote per share for all purpose. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of Board of Directors.

Preferred Stock

We are authorized to issue 2,000,000 shares of preferred stock, $0.00001 par value per share.  Currently, no shares of our preferred stock have been designated any rights and we have no shares of preferred stock issued and outstanding.

Dividends

We have not paid any cash dividends to our shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no issued and outstanding warrants as of the date of this filing.

Options

The Company has two active stock option plans and a total of 4,324,408 shares reserved for issuance under these plans.

Except where we otherwise state, the information we present reflects our 6.62204-for-1 forward stock split effected on March 12, 2012.

The 2011 Plan

The Company authorized 1,324,408 shares of common stock reserved for issuance under the Discount Coupons 2011 Stock Plan (the “2011 Plan”) adopted on July 18, 2011. There were 1,191,967 options issued with 66,221 options being exercised in 2011.  The remaining 1,125,746 options have yet to be exercised and expire on September 30, 2021.

The 2012 Plan

The Company authorized 3,000,000 shares of common stock reserved for issuance under the Discount Coupons 2012 Stock Plan (the “2012 Plan”) adopted on June 29, 2012. There were 2,915,000 options issued with 0 options being exercised in 2012 to date.  The remaining options have yet to be exercised and expire on June 28, 2022.

Transfer Agent and Registrar

Currently we do not have a stock transfer agent.  However, upon filing this Registration Statement, we do intend to engage a transfer agent to issue physical certificates to our shareholders.

DESCRIPTION OF BUSINESS

We are a marketing firm that provides services to businesses on a cost per acquisition (CPA) basis through the sale of discount vouchers to consumers. Our business operates in a similar manner to businesses that define themselves as "daily deal" websites by leveraging the power of group buying to provide deals with savings to users.

We analyzed the "daily deal" industry and identified key opportunities that are not pursued by competitors. Our business performs three primary operations: 1) merchant acquisition, 2) acquiring leasing agreements with other firms to acquire portions of their revenue streams in exchange for providing web servicing, and 3) the advertising and marketing of our voucher inventory. Merchant acquisition is our process of obtaining advertising contracts with merchants. Our marketing and advertising operations include a multi-channel program to advertise vouchers through advertising.

We have adapted our business to maximize our opportunity to sell vouchers by innovating key operating traits. Unlike “daily deal” companies who typically market an offer for a period of 24-hours, our marketing contracts allow us to market each offer in 30-day intervals on a 12-month, automatically renewing agreement.

Our business also is in the process of acquiring rights to receive revenue streams from other “daily deal” sites, by providing them with business development and consulting services.  In exchange for these services, these firms are providing us with mutually agreed upon revenue streams.

We believe that our business strategy is well positioned to capitalize on the following market opportunities:

●
Competitors’ unsustainable marketing and advertising strategies.  Many “daily deal” websites rely on email marketing as their primary consumer marketing strategy. Increased competition for limited email marketing resources, combined with diminishing open rates, click-through rates and ultimately decreased conversion rates put these “daily deal” companies in a precarious situation for growth and sustainability.  We project that daily deal sites will need to seek supplementary advertising and marketing channels to maintain a growth pattern or to achieve profitability. Our website has been optimized to represent our offers in a catalog format. This enables our site to be marketed directly by affiliates and partners.

●
Competitors’ high merchant acquisition costs. “Daily deal” sites spend $500 to $1000 to acquire a new merchant. At a $500 merchant acquisition cost, an offer run for such a merchant must generate $2000 in revenue to break-even assuming that the deal has a 50% commission to the deal site.  We are very efficient in our merchant acquisition strategy. We try to keep our merchant acquisition costs at $150 per merchant. Our reduced merchant acquisition costs and long-term agreements increase our opportunity for profitability with each merchant.

●	Economic Conditions. Consumers seek new ways to save money in a challenging economy by purchasing products and services that represent a significant value.

●
Catering to standard consumer buying patterns. Typically “daily deal” websites result in impulse purchases because consumers must purchase an offer within a set timeframe, often on a non-essential product or service. We believe that an opportunity exists to provide a diverse selection of common products and services, in a catalog format so that consumers may select what they need, as they need it.

We believe that these market drivers are generating a tremendous opportunity for our company.

History

Through analysis and research of the budding “daily deal” industry, we recognized key opportunities to add experience and innovation to an already thriving business model. We saw that many businesses in the “daily deal” industry incurred high costs in the acquisition of new merchant contracts and deals. Additionally, we recognized that many of the advertising and consumer-focused marketing and advertising strategies would ultimately prove to be too costly and thus be unsustainable for long-term growth.

Since our inception we have successfully met many of our original goals. Specifically,

●
we have amassed a database of monthly offers that exceeds $110,000,000 with an inventory of over 3,000,000 available coupons. However, our subscriber base is not large enough to utilize or purchase all of these available coupons. We need to continue to grow our subscriber base to utilize the available coupons in our inventory;

●	we have maintained a low cost to obtain merchant contracts;
●	we have tested many marketing channels to diversify our strategy to effectively sell inventory to consumers; and
●	we have achieved multiple growth milestones due to seasonal marketing tests and the direct marketing of select offers.
Since inception, the Company intended to enter into consulting agreements, whereby the Company would handle all aspects of website development and marketing for non-daily deal sites for a flat fee. In early 2011, management determined it was in the best interests of the Company to no longer engage in this business segment.
In 2012, we acquired four multiple management agreements from competitive companies in our industry. In exchange for managing other businesses we retain a portion of their profits. These management agreements allow Discount Coupons the ability to operate the deal websites on a revenue share basis. We either manage the existing website or integrate their business operations into our technology platform. Each agreement allows Discount Coupons to wholly manage each entity.

Threadbuy, Inc. Agreement

On May 2, 2012, Discount Coupons entered into contract with Threadbuy, Inc.  Threadbuy has 731,000 email addresses for Discount Coupons to market offers to. On May 2, 2012, Discount Coupons entered into a contract with Threadbuy, Inc. whereby the Company acquired exclusive marketing rights of Threadbuy’s data which includes 731,000 email addresses.  The Company will use this data to extend its subscriber base.  The Company will retain seventy-five percent (75%) of all net revenue derived from the acquired data and will forward the remaining revenue to Threadbuy on a net thirty (30) day basis.  This agreement is perpetual. A copy of the Threadbuy, Inc. Agreement is attached hereto as Exhibit 10.1.

Cloops, Inc. Agreement

On May 4, 2012, Discount Coupons entered into contract with Cloops, Inc. which is concentrated in Southern California. On May 4, 2012, Discount Coupons entered into a management agreement with Cloops, Inc. which is concentrated in Southern California.  Pursuant to the management agreement, the Company will provide management services to Cloops Inc. and pay merchant redemptions and customer credits in exchange for any and all revenue derived from Cloops Inc.’s ad platform for new purchases.  Any revenue received prior to this agreement will be forward within five (5) business days to Cloops, Inc.  The agreement is perpetual unless either party materially breaches and provides written notice within thirty (30) days or if a party gives sixty (60) days written notice of termination. A copy of the Cloops, Inc. Agreement is attached hereto as Exhibit 10.2.

Big Deal Digital Agreement

On May 7, 2012, Discount Coupons entered into contract with Big Deal Digital.  This company is focused on the Ottawa, Ontario market. On May 7, 2012, Discount Coupons entered into contract with Big Deal Digital, Inc.  This company is focused on the Ottawa, Ontario markets.  Pursuant to this agreement, the Company acquired exclusive marketing rights of Big Deal Digital Inc.’s business operations including data, subscription lists and website operations.    Additionally, the Company acquired the right to retain seventy-five percent (75%) of all net revenue derived from Big Deal Digital Inc.’s website and will forward the remaining revenue to Big Deal Digital, Inc. on a net sixty (60) day basis.  This agreement is perpetual. A copy of the Big Deal Digital Agreement is attached hereto as Exhibit 10.3.

Deal a Day, Inc. Agreement

On June 15, 2012, Discount Coupons entered into contract with Deal a Day, Inc which operates ValleyBestDeals.com and it is also concentrated on the Southern California market. On June 15, 2012, Discount Coupons entered into a management agreement with Deal-A-Day D.B.A. Valley Best Deals, Inc., Inc, which operates ValleyBestDeals.com.  Pursuant to the agreement, the Company will assume management control and retain any and all revenue derived from its operations for new purchases on ValleyBestDeals.com.  It is also concentrated on the Southern California market.  The agreement is perpetual unless either party materially breaches and provides written notice within thirty (30) days or if a party gives sixty (60) days written notice of termination. A copy of the Deal a Day, Inc. Agreement is attached hereto as Exhibit 10.4.

Our Industry
The deal industry is comprised of hundreds of small, locally focused daily deal sites along with a few major companies that have both national and global presence. While there are multiple variations on the business model, many deal sites work as an assurance contract where as a minimum number of buyers is required to activate a deal. Some deal sites simply put a time limit on the opportunity to purchase a deal.

The industry typically operates “daily deal” websites by amassing consumer records that include email addresses, usually with associated demographic information, otherwise known as subscribers. These “daily deal” websites create a contract with businesses, also known as merchants, to advertise and sell products or services, also known as offers, on a cost per acquisition basis to their database of subscribers. Cost per acquisition is an online advertising pricing model, where the advertiser pays for each specified action linked to an advertisement.  In our case, we contract with local and online businesses to provide a service where we promote and advertise a specific offer to potential new customers.  The offer is in the form of a voucher that a customer may redeem to obtain the product or service promoted.  Each offer presented to consumers typically has a preset deadline by which consumers must purchase a voucher. In most cases offers are available for a period of 24-hours, though in some cases these periods are extended. The “daily deal” website earns a commission for the sale of each voucher.  The “daily deal” website then pays the merchant the pre-agreed percentage of each sale once the offer has closed.  The emails delivered to consumers contain various offers for products and services.  The consumer may take action on the offer by purchasing a voucher that can be redeemed with the offering merchant at a future time or date, and in some cases can be redeemed immediately. The “daily deal” website typically splits the sale price of the voucher with the merchant. The split of the sale amount is often 50% to the merchant and 50% to the “daily deal” website. Though based on many factors, up to 100% of the sale price of a voucher may be retained by either the merchant or the “daily deal” site.

Discount Coupons has created an extremely diverse and broad selection of “discount coupons” for our coupon buyers. Products include food, professional services, consumer products, lodging, automotive, dental services, home and garden products, home services, apparel and consumer electronics. We also feature offers for sports venues, family activities, outdoor recreation and pet products and services.

Products

Our product is a discount coupon. A discount coupon is a redeemable voucher that is sold to consumers via the internet. We enter into contracts with merchants to be able to sell a predetermined quantity of their products or services each month at a sale price that is less than the regular price. We do not sell the product or service directly to the customer. Rather, we provide the customer with a discount coupon which can be redeemed either online or offline with the merchant.

Sales and Marketing

Our sales and marketing program consists of two distinct areas of focus, merchant acquisition and offer promotion.

Merchant acquisition has been our primary objective. We have amassed a very large catalog of offers that are concurrently available for sale on our website each month.

We employ an inside sales staff whose primary function is to contact merchants and create a contractual relationship that allows us to sell Discount Coupons. We use specialized sales strategies that improve our efficiency and effectiveness over our competitors. The result of our merchant acquisition sales strategies has been a lower merchant acquisition cost. Additionally, the contracts signed with merchants result in a low-maintenance relationship that provides us with more time and more flexibility to sell vouchers than competitive “daily deal” websites. These sales strategies are a key differentiator in our business model and a key advantage over our competitors.

Regarding offer promotions, we engage in a variety of online advertising programs that generate interest and thus sales of our Discount Coupons to consumers. We have used Google AdWords and other pay-per-click search engines to generate sales of individual offers. Our efforts to sell Discount Coupons have been very minimal, however, we plan to increase the sale of Discount Coupons through additional online and traditional advertising programs in the future.

Customers

Our customers are adults aged 18 and up that have a credit or debit card. Our customers generally purchase product-based offers. The average amount purchased by a customer in one transaction is $30. We have calculated that almost 305 of our customers are repeat customers.

We have generated over 12,000 subscribers to our email notification list. For most of our subscribers, we have their email address and zip code. Some records contain additional demographic information.  We have an additional 88,000 subscribers under management, bringing our total list size that we market to approximately 100,000 subscribers. Our subscribers are individuals who have provided us permission to market offers to them through any number of online marketing channels. We maintain lists of subscribers on popular social media networks including Facebook and Twitter, these subscribers may also be referred to as "friends", "likes", "followers" or any other moniker associated with a particular social network's brand. We also maintain a database of subscribers who have provided us with permission to email offers to them on a regular basis.

We gain subscribers through marketing on social media channels, pay-per-click (PPC) advertising, contests and promotions, referrals and branded advertising. Recently, we have increased emphasis on acquiring subscribers through exclusive marketing agreements with smaller deal sites who no longer wish to run their own deal site business. We either own our subscribers or exclusively manage our subscribers through marketing agreements. An active subscriber is someone with whom we maintain a permission-based relationship to facilitate communication through a marketing channel.

Competition

Our business model is similar to “daily deal” businesses. Our major competitors include nationwide and global businesses that are engaged in “group buying” or “daily deal” marketing. We also compete with smaller companies that have a focus on specific product or service types, as well as businesses that operate only locally or regionally. We also compete with other online advertising and marketing companies and products. We compete with traditional media companies and offline marketing and advertising companies, some of which have also entered the “daily deal” and “group buying” markets with their own products.

We have adapted our business to maximize our opportunity to sell vouchers by innovating key operating traits. Unlike “daily deal” companies who typically market an offer for a period of 24-hours, our marketing contracts allow us to market each offer in 30-day intervals on a 12-month, automatically renewing agreement.

Our business also is in the process of acquiring rights to receive revenue streams from other “daily deal” sites, by providing them with business development and consulting services.  In exchange for these services, these firms are providing us with mutually agreed upon revenue streams.

We believe that our business strategy is well positioned to capitalize on the following market opportunities:

●
Competitors’ unsustainable marketing and advertising strategies.  Many “daily deal” websites rely on email marketing as their primary consumer marketing strategy. Increased competition for limited email marketing resources, combined with diminishing open rates, click-through rates and ultimately decreased conversion rates put these “daily deal” companies in a precarious situation for growth and sustainability.  We project that daily deal sites will need to seek supplementary advertising and marketing channels to maintain a growth pattern or to achieve profitability. Our website has been optimized to represent our offers in a catalog format. This enables our site to be marketed directly by affiliates and partners.

●
Competitors’ high merchant acquisition costs. “Daily deal” sites spend $500 to $1000 to acquire a new merchant. At a $500 merchant acquisition cost, an offer run for such a merchant must generate $2000 in revenue to break-even assuming that the deal has a 50% commission to the deal site.  We are very efficient in our merchant acquisition strategy. We try to keep our merchant acquisition costs at $150 per merchant. Our reduced merchant acquisition costs and long-term agreements increase our opportunity for profitability with each merchant.

●	Economic Conditions. Consumers seek new ways to save money in a challenging economy by purchasing products and services that represent a significant value.

●
Catering to standard consumer buying patterns. Typically “daily deal” websites result in impulse purchases because consumers must purchase an offer within a set timeframe, often on a non-essential product or service. We believe that an opportunity exists to provide a diverse selection of common products and services, in a catalog format so that consumers may select what they need, as they need it.

We believe that these market drivers are generating a tremendous opportunity for the Company that will enable us to be successful in the “daily deal” market.

Regulation

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the internet, many of which are still evolving and could be interpreted in ways that could harm our business. In the United States and abroad, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims. These regulations and laws may involve taxation, tariffs, subscriber privacy, data protection, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the internet as the vast majority of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet or e-commerce. In addition, it is possible that governments of one or more countries may seek to censor content available on our websites or may even attempt to completely block access to our websites. Accordingly, adverse legal or regulatory developments could substantially harm our business.

The CARD Act, as well as the laws of most states, contain provisions governing product terms and conditions of gift cards, gift certificates, stored value or pre-paid cards or coupons ("gift cards"), such as provisions prohibiting or limiting the use of expiration dates on gift cards or the amount of fees charged in connection with gift cards or requiring specific disclosures on or in connection with gift cards. Discount Coupons generally are included within the definition of "gift cards" in many of these laws. In addition, certain foreign jurisdictions have laws that govern disclosure and certain product terms and conditions, including restrictions on expiration dates and fees that may apply to Discount Coupons. However, the CARD Act as well as a number of states and certain foreign jurisdictions also have exemptions from the operation of these provisions or otherwise modify the application of these provisions applicable to gift cards that are issued as part of a promotion or promotional program. If Discount Coupons are subject to the CARD Act, and are not included in the exemption for promotional programs, it is possible that the purchase value, which is the amount equal to the price paid for the Discount Coupon, or the promotional value, which is the add-on value of the Discount Coupon in excess of the price paid, or both, may not expire before the later of (i) five years after the date on which the Discount Coupon was issued or the date on which the customer last loaded funds on the Discount Coupon if the Discount Coupon has a reloadable feature; (ii) the Discount Coupons’ stated expiration date (if any), unless Discount Coupons come within an exemption in the CARD Act for promotional programs; or (iii) a later date provided by applicable state law. In addition, regardless of whether an exemption for Discount Coupons applies under the CARD Act, in those states that prohibit or otherwise restrict expiration dates on gift cards that are defined to include Discount Coupons and that do not have exemptions that apply to the purchase value or the promotional value, or both, of Discount Coupons, Discount Coupons may be required to be honored for the full offer value (the total of purchase value and promotional value) until redeemed. Our terms of use and agreements with our merchants require merchants to continue to honor unredeemed Discount Coupons that are past the stated expiration date of the promotional value of the Discount Coupons to the extent required under the applicable law. Recently, we changed our policy to provide that the purchase value of the Discount Coupons, which is the amount equal to the purchase price that the consumer paid, will never expire unless redeemed or refunded. The promotional value of the Discount Coupons will expire on the date stated on the Discount Coupons, unless applicable law prohibits expiration of the promotional value. While we are attempting to comply with exemptions for promotional programs available under these laws so that our Discount Coupons' promotional value can expire on the date stated on the Discount Coupons, we continue to require that merchants with whom we partner honor Discount Coupons under the provisions of all laws applicable to Discount Coupons, including laws that prohibit expiration.

In addition, some states and foreign jurisdictions also include gift cards under their unclaimed and abandoned property laws which require companies to remit to the government the value of the unredeemed balance on the gift cards after a specified period of time (generally between one and five years) and impose certain reporting and recordkeeping obligations. We do not remit any amounts relating to unredeemed Discount Coupons based upon our assessment of applicable laws.

The analysis of the potential application of the unclaimed and abandoned property laws to Discount Coupons is complex, involving an analysis of constitutional and statutory provisions and factual issues, including our relationship with customers and merchants and our role as it relates to the issuance and delivery of a Discount Coupon.

Many states have passed laws requiring notification to subscribers when there is a security breach of personal data. There are also a number of legislative proposals pending before the U.S. Congress, various state legislative bodies and foreign governments concerning data protection. In addition, data protection laws in Europe and other jurisdictions outside the United States may be more restrictive, and the interpretation and application of these laws are still uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which could have an adverse effect on our business. Furthermore, the Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, our liability for linking to third-party websites that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of this act. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

Various federal laws, such as the Bank Secrecy Act and the USA PATRIOT Act, impose certain anti-money laundering requirements on companies that are financial institutions or that provide financial products and services. For these purposes, financial institutions are broadly defined to include money services businesses such as money transmitters, check cashers and sellers or issuers of stored value. Examples of anti-money laundering requirements imposed on financial institutions include customer identification and verification programs, record retention policies and procedures and transaction reporting. We do not believe that we are a financial institution subject to these laws and regulations based, in part, on the characteristics of the Discount Coupons and our role with respect to the distribution of the Discount Coupons to customers. However, the Financial Crimes Enforcement Network, a division of the U.S. Treasury Department tasked with implementing the requirements of the Bank Secrecy Act, recently proposed amendments to the scope and requirements for parties involved in stored value or prepaid access, including a proposed expansion of the definition of financial institution to include sellers or issuers of prepaid access. In the event that this proposal is adopted as proposed, it is possible that a Discount Coupons could be considered a financial product and that we could be a financial institution. In addition, foreign laws and regulations, such as the European Directive on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing, impose certain anti-money laundering requirements on companies that are financial institutions or that provide financial products and services.

Although we do not believe we are a financial institution or otherwise subject to these laws and regulations, it is possible that the Company could be considered a financial institution or provider of financial products. We are or may be subject to similar laws and regulations in jurisdictions outside of the United States.

Intellectual Property

We currently do not hold any patents, trademarks or licenses. We own the domain name www.discountcoupons.com and www.discountcoupon.com but do not hold any copyrights, patents or trademarks.

To the extent that we will have intellectual property, we will protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties.

In addition to these contractual arrangements, we also rely on a combination of trade secrets, copyrights, trademarks, service marks, trade dress, and domain names to protect our intellectual property. We pursue the registration of our copyrights, trademarks, service marks and domain names in the United States and in certain locations outside the United States.

Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time-consuming. Any unauthorized disclosure or use of our intellectual property could make it more expensive to do business and harm our operating results.

Employees

As of February 1, 2013, we had 5 full-time employees and 10 part-time consultants. We do not have any employment agreements with any of our employees. It is our understanding that our part-time consultants do hold other jobs and balance their time between jobs. The part-time consultants consist of 5 sales people, 1 accounting person and 4 information technology people (web-site development, search engine optimization, etc.). The sales consultants are on a strictly commission basis. The accounting professional is paid an hourly wage and the information technology professionals are paid on a project by project basis.

DESCRIPTION OF PROPERTY

We presently sub-lease space for our principal offices at 5584 Rio Vista Drive, Clearwater, Florida 33760 on a monthly basis. A copy of the sub-lease hereto as Exhibit 10.5.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for quoting of our common stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be quoted on the OTCBB or, if quoted, that a public market will materialize.

Holders of Capital Stock

As of the date of this registration statement, we had 75 holders of our common stock.

Rule 144 Shares

As of the date of this registration statement, we do not have any shares of our common stock that are currently available for sale to the public in accordance with the volume and trading limitations of Rule 144.

Stock Option Grants

The following options have been granted as of January 3, 2013:

Stock Option Plan 2011, exercisable at $0.012 per share:

S. Patrick Martin	529,764
Steven Winkler	264,882
Brian Pentecost	198,662
Charles Zitsman	66,221
Kevin Lee	66,221

Stock Option Plan 2012, exercisable at $0.38 per share:

S. Patrick Martin	900,000
Steven Winkler	400,000
Brian Pentecost	575,000
Ryan Painter	400,000
Sandra Zutowt	250,000
Charles Zitsman	100,000
Kevin lee	100,000
Daniel K. Holloway	100,000
Richard Anderson	20,000
Matt June	10,000
Justin Bishop	10,000
Chris Bloom	50,000 (exercisable at $0.50 per share)

Dividends

We have not declared or paid any cash dividends on our common stock, and we do not anticipate declaring or paying cash dividends for the foreseeable future. We are not subject to any legal restrictions respecting the payment of dividends, except that we may not pay dividends if the payment would render us insolvent. Any future determination as to the payment of cash dividends on our common stock will be at our board of directors’ discretion and will depend on our financial condition, operating results, capital requirements and other factors that our board of directors considers to be relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULT OF OPERATIONS

The following plan of operation provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Overview

We are a marketing firm that provides services to businesses on a cost per acquisition basis through the sale of discount vouchers to consumers.  Our business operates in a similar manner to businesses that define themselves as “daily deal’ websites.  Additionally, we have acquired and plan to enter into additional agreements with “daily deal” websites to assist them to improve the internet presence and websites in return for a portion of their revenues as described in the Description of the Business.

We were incorporated on August 16, 2010 in the State of Florida.  Our domain name, discountcoupons.com, was contributed to the company by founding shareholder, Charles Zitsman, in exchange for 1,986,612 shares of stock and $12,500.  We immediately began to develop our business model, website, and internet mailing list to capitalize on the strength of our domain name.

Limited Operating History

We have a limited operating history.  Our operations have been focused on establishing our business model, designing and constructing a website, acquiring subscribers, obtaining merchant agreements, testing marketing, advertising and sales channels, and exploring merger and acquisition opportunities within our industry and other closely related industries.

Plan of Operations

Our primary operations focus has been on entering into management agreements, whereby . we manage our clients’ businesses and we retain a portion of their profits. These agreements provide us with the ability to market goods and services for businesses. We have secured over such agreements through our inside sales team. Our sales team consists of account executives whose job it is to contact and secure a signed contract from a merchant that provides our company with the ability to sell a voucher to a customer, who may then redeem the voucher with the merchant.

We have tested various marketing and advertising channels to determine their efficacy to both sell our vouchers and obtain new subscribers. We have primarily tested pay-per-click search engine marketing, organic search engine optimization, and social media. Through these tests we have learned which channels provide a return on investment (ROI) and which also provide a positive impact on sales and public knowledge.

Recently, our operations have included a focus on acquiring management agreements from complementary and similar businesses, whereby we are able to manage their businesses on a revenue share basis. These management agreements provide us with additional marketing reach to promote our offers and also benefit from the increased revenue that results from the management of these properties.

Since inception, the Company intended to enter into consulting agreements, whereby the Company would handle all aspects of website development and marketing for non-daily deal sites for a flat fee. In early 2012, following the termination of its only consulting agreement, which accounted for 6%  and 46.5% of revenues for the last nine months and prior fiscal year, respectively, management determined that it would be in the best interests of the Company to discontinue its efforts to enter into any additional consulting agreements. Efforts are being made to replace revenues attributable to the terminated agreement by developing new management agreements and strategic acquisitions.

Results of Operations

Third Quarter of 2012 Compared with the Third Quarter of 2011

Revenues : Revenues in the third quarter of 2012 were $31,409 compared with $23,464 in the third quarter of 2011, reflecting an increase of 34%. The increase in revenues in the third quarter of 2012 was primarily attributable to increased coupon sales through management agreements, which were entered into since the beginning of fiscal 2012.  Income from management agreements totaled   $17,108 for the third quarter.

Total Expenses : Total expenses in the third quarter of 2012 were $194,870, compared with $126,115 in 2011, reflecting an increase of 55%. The increase in total expenses was primarily attributable to an increase in professional fees and rent expense.

Net Operating Loss : Net loss from operations in the third quarter of 2012 was $163,461, compared with a loss of $102,651 in 2011, reflecting an increase of 59%. The increase in loss from operations is primarily attributable to increased professional fees and rent expenses..

Interest Expense : Interest expense in the third quarter of 2012 was $17,290, compared to $17,121 in 2011; no substantial change..

Net Loss : We incurred a net loss of $180,751 in the third quarter of 2012 compared to a net loss of $119,772 in the third quarter of 2011.

Nine Months Ended September 30, 2012 Compared with Nine Months Ended September 30, 2011

Revenues : Revenues in the first nine months of 2012 were $80,382 compared with $40,705 in the first nine months of 2011, reflecting an increase of 97%. The increase in revenues in the first nine months of 2012 was primarily attributable to increased coupon sales as well as through our management agreements entered into since the beginning of fiscal year 2012.  Income from management agreements totaled $17,108 for the nine months ended September 30, 2012.

Cost of Sales : Cost of sales in the first nine months of 2012 was $1,500, compared with $5,397 in the first nine months of 2011, reflecting a decrease of 72%.  The decrease in cost of sales in the first nine months of 2012 was primarily attributable to a decrease in consulting services.

Gross Profit : Gross profit in the first nine months of 2012 was $78,882, compared with $35,308 in the first nine months of 2011, reflecting an increase of 123%. The increase in gross profit in the first nine months of 2012 was primarily attributable to an increase in coupon sales and a decrease in consulting services.

Total Expenses : Total expenses in the first nine months of 2012 were $971,414 compared with $349,363 in 2011, reflecting an increase of 178%. The increase in total expenses was primarily attributable to professional fees, rent expense, and stock option compensation expense.

Net Operating Loss : Net operating loss from operations in the first nine months of 2012 was $892,532 compared with a loss of $314,055 in 2011, reflecting an increase of 184%. The increase in losses from operations is primarily attributable to increased professional fees and stock option compensation expense

Interest Expense : Interest expense in the first nine months of 2012 was $51,493, compared to $42,653 in 2011, reflecting an increase of 21%. This increase was attributable to increased debt.

Net Loss : We incurred a net loss of $944,025 in the first nine months of 2012 compared to a loss of $356,708 in the first nine months of 2011.

Fiscal 2011 Compared with Fiscal 2010

Revenue: Revenues in fiscal 2011 were $94,708, compared with $20,021 in fiscal 2010, reflecting an increase of 373%. The increase in revenues in fiscal 2011 was primarily attributable to increased coupon and consulting sales and a short year in 2011.

Cost of Sales: Cost of sales in fiscal 2011 was $23,530, compared with $389 in fiscal 2010, reflecting an increase of 5,948%. The increase in cost of sales in fiscal 2011 was primarily attributable to increased consulting sales.

Gross Profit: Gross profit in fiscal year 2011 was $71,178, compared to $19,632 in 2010, reflecting an increase of 263%. The increase was primarily attributable to increased coupon and consulting sales and a short year in 2010.

Total Expenses: Total expenses in fiscal 2011 were $603,831, compared with 142,400 in fiscal year 2010, reflecting an increase of 324%. This increase is primarily attributable to increased research and development expense, increased professional fees, increased marketing expense, stock option compensation expenses, and a short year in 2010.

Net Operating Loss: Net loss from operations in 2011 was $532,635, compared to a loss of $122,768 in 2010, reflecting an increase of 333%. This increase was mainly attributable to the factors mentioned above.

Interest Expense: Interest expense in 2011 was $60,612, compared to $8,418 in 2010, reflecting an increase of 620%. This increase was attributable to increased debt and a short year in 2010.

Net loss: We incurred a net loss of $593,247 in fiscal 2011 compared to a net loss of $131,186 in fiscal 2010.

Liquidity and Capital Resources

The term “liquidity” as used herein refers to the ability of an enterprise to generate adequate amounts of cash to meet the enterprise’s needs for cash. At the present time, our available cash is not sufficient to allow us to commence full execution of our business plan.  The Company has minimal cash on hand and no ability to generate cash without the sale of its equity.

The Company’s growth strategy for the next 12 months is primarily focused on the execution of additional management agreements, as well as the plan to seek strategic acquisitions or joint ventures of companies to acquire their respective operations and mailing lists to increase the Company’s revenues. As a result, the Company expects the trend of higher revenue from the management agreements and increased subscriber amount in fiscal 2013 to continue at approximately the same rate as in recent years. Management estimates that approximately $275,000 will be required to finance the Company's cost of entering into such additional management agreements.  Additionally, management’s plans to engage in strategic acquisitions of third-party daily deal websites to increase Company revenues may require funds of up to $2,000,000, however, the Company has not entered into any agreements to acquire any additional daily deal websites and cannot make any assurances that even if we receive funds of up to $2,000,000 that we will be successful in acquiring third-party daily deal websites, or if the acquisitions will result in profitability. In addition, the Company's expansion program may require the Company to increase its payroll obligations, workers compensation premiums, and employer taxes if our revenues grow.  Funds required to finance the Company's expansion program are expected to come primarily from additional debt or equity financings during fiscal 2013.  However, the Company cannot make any guarantee that it will be successful in obtaining any additional financing or that the terms will be favorable to the Company.

The company is currently using funds at approximately $25,000 per month.  The minimum period of time that the company can conduct its planned operations using currently available capital resources is thirty days.  The minimum amount of funding needed in the next year is approximately $275,000.

During the nine months ended September 30, 2012, the company used $374,019 net cash in operations and had $319,200 in cash provided from the sale of stock to investors. During the nine months ended September 30, 2011, the company used $301,689 net cash in operations, spent $12,500 on the acquisition of capital assets, and had $272,500 in cash provided from the sale of debt securities.

During the year ended December 31, 2011, the company used $402,329 net cash in operations, spent $12,500 on the acquisition of capital assets, and had $402,396 in cash provided from the sale of debt and equity securities to investors.  During the short year ended December 31, 2010, the company used $131,333 net cash in operations, spent $24,650 on the acquisition of capital assets, and had $223,416 in cash provided from the sale of debt and equity securities to investors.

Outstanding Loans

During the years ended December 31, 2011 and 2010, the Company issued notes payable to third party investors with a face value of $222,500 and $225,000, respectively, in conjunction with the sale of common and treasury stock.

The notes issued in 2011 and 2010 have a common maturity date of August 31, 2013, payable at face value plus accrued interest at maturity.  The notes accrue interest at the rate of 7% per annum.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenues and expenses.  Our estimates are based on assumptions we believe are reasonable under the circumstances.  We will evaluate our estimates on an ongoing basis and make changes as experience develops or as we become aware of new information.  Actual results may differ from these estimates.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue

We recognize revenue when a coupon is purchased from our on-line site.  We estimate customer refunds based on historical data over time and reduce revenue by these estimated refunds. Sales of coupons are recognized at the time of the sale for the face value of the coupon less the amount due the merchant.

For coupons purchased from sites under a management agreement, we receive a percentage of the net revenue (face value of the coupon less the amount due the merchant).  This percentage ranges from 100% to 75%, depending on the terms negotiated with the owner of the site under management.

For consulting agreements, revenue is recognized in the period services are performed and collectability is reasonably assured.  Revenue is reduced by estimated customer refunds.

Income Taxes

Our financial statements will include an estimate of income taxes assessed for any legal jurisdiction in which we operate.  These income taxes include both a current amount, as well as a deferred portion which results from a variety of temporary book versus tax treatment differences, including net operating loss carryforwards.  These differences result in deferred tax assets and liabilities, which are includible in the balance sheet.  Once established, any deferred tax asset must be evaluated to determine whether it is more likely than not that the future tax benefits will be realized, including the likelihood that we will generate sufficient future taxable income to utilize the full amount. When facts and circumstances warrant, we will establish, increase or reduce valuation allowances associated with deferred tax assets in order to reflect which assets meet the more-likely-than-not realizability test. Based on the cumulative losses and lack of operating history, we have recorded a valuation allowance against our net deferred tax assets as we believe that it is more likely than not that these deferred tax assets will not be realized.

Impairment of Long-Lived Assets

We account for long-lived assets in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 350, Intangibles – Goodwill and Other (ASC 350). We periodically evaluate long-lived assets for indicators that would suggest that the carrying amount of the assets may not be recoverable. The judgments regarding the existence of such indicators are based on factors such as operating performance, market conditions, and legal factors. The valuation of long-lived assets requires the use of judgment in evaluating these indicators.

In accordance with ASC 350, long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet. Our long-lived assets consist primarily of the capitalized cost of website development which has an estimated useful life of three to five years.

Stock-Based Compensation

The Company complies with FASB ASC Topic 718 “Compensation – Stock Compensation,” which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  FASB ASC Topic 718 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions and requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).  That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period).  No compensation costs are recognized for equity instruments for which employees do not render the requisite service.  The grant-date fair value of employee share options and similar instruments is estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available).  If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification.

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model.  The expected term of stock option awards granted is generally based on the “simplified” method for “plain vanilla” options discussed in SEC Staff Accounting Bulletin (“SAB”) No. 107, as amended by SAB No. 110. The expected volatility is derived from historical volatility of a similar company whose stock is in our industry sector and on the OTCBB for a period that matches the expected term of the option.  We base the risk-free interest rate that we use in our option pricing valuation model on the implied yield in effect at the time of option grant on constant maturity U.S. Treasury issues with equivalent remaining terms.

Nonemployee awards

The fair value of equity instruments issued to a nonemployee is measured by using the stock price and other measurement assumptions as of the date of either: (i) a commitment for performance by the nonemployee has been reached; or (ii) the counterparty’s performance is complete.  Expenses related to nonemployee awards are generally recognized in the same period as the Company incurs the related liability for goods and services received.

Recent Accounting Pronouncements

The most significant recent accounting direction relating to reporting revenue in our industry comes from the Securities and Exchange Commission.  The SEC requires that revenue be reported net of payments to merchants, rather than gross with payments to merchants reflected as cost of sales. We follow this treatment in our financial statements.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name and age of officers and director as of February 1, 2013.

Name	Age	Position
S. Patrick Martin	52	President, Secretary, Chief Executive Officer, Chairman
Steven Winkler	35	Director and Chief Operating Officer
Russell Cohen	42	Director

S. Patrick Martin – Patrick has served as the Company’s president and chief executive officer since inception.  From 1999 to 2005 Pat was the former President and CEO of Websourced, a large interactive agency that was also once the world’s largest Search Engine Optimization (SEO) firm and Vice Chairman of CGI Holding Corp., an Internet marketing company. Pat attended the State University College at Oswego for Pre-Med. Pat is qualified to serve on our board with over 30 years of public company management experience and has overseen integration and completed over 17 mergers, acquisitions or startups.

Steven Winkler – Steven is a co-founder of our company and acts as our Chief Operating Officer. Steven was Sales Director and General Manager of WebSourced, Inc. and Etology, Inc. from 1999 to 2005.  Steven holds a B.S. in Housing Interior Design and Resource Management (Consumer Studies) from Virginia Polytechnic Institute and State University (Virginia Tech). Steve is qualified to serve on our board with over 12 years of Public Company Management experience and over a decade dedicated to Interactive Marketing.

Russell Cohen – Russell Cohen has been a sales agent at Transworld, a business that specializes in selling businesses, since 2000.  He was the President of Le Tip Hollywood from 1998-2000 and Membership director in 2000.  He is a current member and past president of NPI and a member of the Tower Club and the BBF. Russell is also the owner of the website www.flabiz4sale.com. Russell attended the University of Miami. Russell is qualified to serve on our board having extensive knowledge of public companies and the experience of working with roughly 400 mergers and acquisitions.

Employment Agreements

We do not have any employment agreements with our executive officers.

Involvement in Certain Legal Proceedings

Our President, Secretary, Chief Executive Officer, and Chairman, Patrick Martin filed Chapter 7, personal bankruptcy in 2008.

Aside from the previous disclosure, to the best of our knowledge, none of our directors or executive officers have, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
●
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●
been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers have been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Director Independence

Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” provided by The NASDAQ Stock Market LLC to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company;
●
the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of the company;
●
the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●
the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

We do not have any independent directors. We do not have an audit committee, compensation committee or nominating committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the year ended December 31, 2012 and December 31, 2011 :

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Totals ($)
S. Patrick Martin,	2012	$86,600	0	0	129,225	0	0	11,718	(1)	227,543
President, CEO, CFO	2011	$86,400	5,500	0	6,357	0	0	11,843	(1)	110,100

Steven Winkler,	2012	$80,600	0	0	57.433	0	0	1,836	(2)	139,869
COO	2011	$60,300	0	0	3,179	0	0	2,452	(2)	65,931

(1)	Other compensation consists of:		2011	2012

	a.	Medical insurance	9,143	11,718

	b..	Expense reimbursements	2,700

(2)	Other compensation consists of:

	a.	Medical insurance	2,452	1,836

Compensation of Directors

We have provided no compensation to our directors for their services provided as directors.

Employment Agreements

We do not have any employment agreements with our executive officers.

Outstanding Equity Awards at Fiscal Year-End

	Option awards
	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
S. Patrick Martin, President, CEO, CFO	529,764	(1)	0	0	0.08	9/30/2021
Steven Winkler, COO	264,882	(2)	0	0	0.08	9/30/2021

(1) Options granted on December 1, 2011 pursuant to the Discount Coupons 2011 Stock Plan
(2) Options granted on December 1, 2011 pursuant to the Discount Coupons 2011 Stock Plan

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of February 1, 2013, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

Name	Number of Shares Beneficially Owned	Percent of Class (1)
S. Patrick Martin (CEO & chairman)	1,552,933	14.12%
Charles Zitsman	1,180,982	10.74%
Richard Scholz	864,759	7.87%
Douglas S. Hackett	864,759	7.87%
Ryan Painter	864,759	7.87%
Russell Cohen (director)	496,653	4.52%
Steven Winkler (COO)(director)	490,972	4.47%

All Executive Officers and Directors as a group (3 people)	2,540,558	23.11%

(1) Based on 10,994,823 shares of common stock outstanding as of February 1, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, since August 16, 2010, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or will be a party in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years; and in which any director, executive officer, other stockholders of more than 5% of the Company’s Common Stock or any member of their immediate family had or will have a direct or indirect material interest.:

In September 2010, Russell Cohen, a Director of the Company, purchased 496,653 shares for an aggregate amount of $75,000 in a private offering.  The Company relied on Regulation D Rule 506 for the issuance of shares.

The Company purchased its domain name from its vice president, Charles Zitman for $12,500.  This asset was capitalized as software in the period ending December 31, 2010.

The Company had a lease with JACZ, LLC (the “Lease Agreement”), an S-corporation owned by shareholder and Vice President, Charles Zitsman and shareholder, Jane Andrews.  Total payments under this agreement totaled $4,000 for the quarter ending March 31, 2011 and $12,000 for the period ending December 31, 2010. Pursuant to Section 2 of the Lease Agreement, attached as Exhibit 10.6 to this registration statement, the lease was terminated on March 1, 2011.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Anslow & Jaclin, LLP located at 195 Route 9 South, Suite 204, Manalapan, NJ 07726 will pass on the validity of the common stock being offered pursuant to this registration statement.

The financial statements as of December 31, 2011 included in this prospectus and the registration statement have been audited by Patrick Rodgers, CPA, PA, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

Statements of Financial Condition as of September 30, 2012 (unaudited) and December 31, 2011	F-2

Statements of Operations for the three and nine months ended September 30, 2012 and 2011 and August 16, 2010 (Inception) to September 30, 2012 (unaudited)	F-3

Statement of Changes in Stockholders’ Equity for the period August 16, 2010 to September 30, 2012 (unaudited)	F-4

Statements of Cash Flows for the nine months ended September 30, 2012 and 2011 and for the period August 16, 2010 (Inception) to September 30, 2012 (unaudited)	F-5

Notes to Financial Statements for the nine months ended September 30, 2012 and 2011	F-6 – F-16

Report of Independent Registered Public Accounting Firm	F-17

Statements of Financial Condition as December 31, 2011 and 2010	F-18

Statements of Operations for the years ended December 31, 2011 and 2010	F-19

Statement of Changes in Stockholders’ Equity for the period August 16, 2010 to December 31, 2011	F-20

Statements of Cash Flows for the years ended December 31, 2011 and 2010 and for the periods August 16, 2010 (Inception) to December 31, 2011	F-21

Notes to Financial Statements for the years ended December 31, 2011 and 2010	F-22 – F-31

Discount Coupons Corporation
(a Development Stage Company)
Balance Sheets

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS

Current assets
Cash	$181	$55,000
Accounts receivable	-	5,050
Deposits and prepaids	11,389	7,900
		.
Total current assets	11,570	67,950

Property and equipment, net of accumulated depreciation	16,827	26,115

Total assets	$28,397	$94,065

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$52,172	$54,466
Checks drawn against future deposits	50,297	-
Current portion of long-term debt	413,252	-
Short-term loan	25,000	-
Accrued expenses	75,915	30,438

Total current liabilities	616,636	84,904

Notes payable, net of unamortized discount of
$34,248 and $62,128 at September 30, 2012 and
December 31, 2011, respectively, less current portion (Note 5)	-	385,372
Total liabilities	616,636	470,276

Stockholders' equity

Preferred stock, $0.00001 par value, 2,000,000 shares
authorized, 292,903,333 shares issued and outstanding authorized; no shares issued and outstanding	-	-
Common stock, $0.00001 par value; 30,000,000 shares
authorized, 10,994,823 and 9,946,860 shares issued and
outstanding at September 30, 2012 and December 31, 2011, respectively	109	100
Additional paid-in capital	1,080,110	348,122
Deficit accumulated during the development stage	(1,668,458)	(724,433)
Total stockholders' equity	(588,239)	(376,211)
Total liabilities and stockholders' equity	$28,397	$94,065

The accompanying notes are an integral part of these financial statements.

Discount Coupons Corporation
(a Development Stage Company)
Statements of Operations
(Unaudited)

					For the Period
					August 16, 2010
	For the Three Months Ended		For the Nine Months Ended		(Inception) to
	September 30,		September 30,		September 30,
	2012	2011	2012	2011	2012

Revenues	$31,409	$23,464	$80,382	$40,705	$195,111
Cost of sales	-	-	(1,500)	(5,397)	(25,419)
Gross profit	31,409	23,464	78,882	35,308	169,692

Operating Expenses

Research and development	-	-	2,340	6,500	58,273
Professional Fees	43,916	20,086	211,291	50,233	349,192
Selling	57,802	58,125	174,432	132,502	405,976
General and administrative	93,152	47,904	583,351	160,128	904,186
Total expenses	194,870	126,115	971,414	349,363	1,717,627

Net operating income	(163,461)	(102,651)	(892,532)	(314,055)	(1,547,935)

Other income (expense)

Interest expense	(17,290)	(17,121)	(51,493)	(42,653)	(120,523)
Total other income (expense)	(17,290)	(17,121)	(51,493)	(42,653)	(120,523)

Net income (loss) before income taxes	(180,751)	(119,772)	(944,025)	(356,708)	(1,668,458)

Provision for income taxes	-	-	-	-	-
Net income (loss)	$(180,751)	$(119,772)	$(944,025)	$(356,708)	$(1,668,458)

Net loss per weighted share,
basic and fully diluted	$(0.02)	$(0.02)	$(0.09)	$(0.05)

Weighted average number of common
shares outstanding, basic and fully diluted	10,290,690	6,690,638	10,628,750	6,699,694

The accompanying notes are integral part of these financial statements.

DISCOUNT COUPONS CORPORATION
(a Development Stage Company)
Statement of Changes in Stockholders’ Deficit
For the Period August 16, 2010 (Inception) to September 30, 2012
(Unaudited)

						Deficit
						Accumulated
					Additional	During
	Common Stock		Treasury Stock		Paid-In	Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total

Issuance of common stock on August 16, 2010	5,297,632	$53	-	$-	$(53)	$-	$-
Shareholder contribution to treasury stock	(165,551)	-	165,551	-	-	-	-
Sale of treasury and common stock, net of expenses	1,489,959	14	(165,551)	-	65,902	-	65,916
Net loss	-	-	-	-	-	(131,186)	(131,186)
Balance, December 31, 2010	6,622,040	67	-	-	65,849	(131,186)	(65,270)

Shareholder contribution to treasury stock	(375,801)	-	375,801	-	-	-	-
Stock issued in exchange for services	285,377	-	-	-	3,448	-	3,448
Sale of treasury and common stock, net of expenses	3,349,024	33	(375,801)	-	222,188	-	222,221
Stock options issued	-	-	-	-	55,837	-	55,837
Stock options exercised	66,220	-	-	-	800	-	800
Net loss	-	-	-	-	-	(593,247)	(593,247)
Balance, December 31, 2011	9,946,860	100	-	-	348,122	(724,433)	(376,211)

Sale of common stock	132,475	1	-	-	49,999	-	50,000
Sale of common stock	642,988	6	-	-	244,194	-	244,200
Stock issued in exchange for services	272,500	2	-	-	21,798	-	21,800
Stock options issued	-	-	-	-	415,997	-	415,997
Net loss	-	-	-	-	-	(944,025)	(944,025)
Balance, September 30, 2012	10,994,823	$109	-	$-	$1,080,110	$(1,668,458)	$(588,239)

The accompany notes are an integral part of these financial statements

Discount Coupons Corporation
(a Development Stage Company)
Statements of Cash Flows
(Unaudited)

			For the Period
			August 16, 2010
	For the Nine Months Ended		(Inception) to
	September 30,		September 30,
	2012	2011	2012

Cash flows from operations
Net (loss)	$(944,025)	$(356,708)	$(1,668,458)

Adjustment to reconcile net loss to net cash:
Depreciation and amortization	9,288	7,594	20,323
Stock-based compensation	415,997	-	471,834
Stock issued for services	21,800	2,660	25,248
Accretion of discount on debt	27,880	23,723	76,378
Changes in operating assets and liabilities:

Accounts receivable	5,050	(5,050)	-
Deposits and prepaid expenses	(3,489)	10,202	(11,389)
Accounts payable and accrued expenses	93,480	15,890	178,383

Net cash used for operating activities	(374,019)	(301,689)	$(907,681)

Cash Flows from investing activities

Purchases of computer equipment and software	-	(12,500)	(37,150)

Net cash used for investing activities	-	(12,500)	(37,150)

Cash flows from financing activities

Proceeds from sale of treasury and common stock, net of expenses	294,200	50,000	573,233
Proceeds from borrowings on notes payable	25,000	222,500	371,779

Net cash provided by financing activities	319,200	272,500	945,012

Net increase (decrease) in cash	(54,819)	(41,689)	181
Cash, beginning of period	55,000	67,433	-

Cash, end of period	$181	$25,744	$181

Supplemental disclosures:

Cash paid during the year for:

Interest	$-	$-	$-
Non-cash investing and financing transactions:
Common stock issued for services	$21,800	$2,660	$25,248

The accompanying notes are an integral part of these financial statements.

DISCOUNT COUPONS CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

1.	Nature of operations

Discount Coupons Corporation (the “Company”) provides web-based advertising and promotion services to the business and consumer community through its website DiscountCoupons.com.  Revenue is generated from the sale of discount coupons from its merchant clients to customers registering on the website to receive offers via e-mail.  The Company operates globally via the Internet.

The Company is a Florida corporation and was organized in August, 2010.  Through September 30, 2012, the Company has been primarily engaged in developing its website and a base of merchant voucher offerings for consumer consumption, recruiting personnel, and raising capital.

The Company is a new enterprise in the development stage as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 915, Development Stage Entities.  This stage is characterized by significant expenditures for the design and development of the Company’s offerings.  Once the Company’s planned principal operations commence, its focus will be on marketing vouchers to the general public through direct marketing and third-party partnerships and affiliations.

2.	Going concern

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  Since inception, the Company has primarily devoted its efforts to the development and implementation of its web-based business.  Operations have been funded through the private placement of equity securities and debt financing.  These successful funding efforts have allowed the Company to reach its current state of development despite incurring losses typical with an emerging technology company.  For the nine-month period, ended September 30, 2012 and 2011, the Company incurred net losses of $944,025 and $356,708, respectively.

Management anticipates incurring additional losses prior to reaching a positive operating cash flow and intends to finance its operations through additional notes payable and equity funding.  Significant additional funding is needed.  The Company is in the process of raising capital but there are no assurances such funding will be available.

If adequate funding cannot be obtained, the Company may be unable to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.	Summary of significant accounting policies

Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Cash and Cash Equivalents

The Company considers short-term interest bearing investments with initial maturities of three months or less to be cash equivalents.  The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits.  The Company believes it is not exposed to any significant credit risk.

DISCOUNT COUPONS CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

3.	Summary of significant accounting policies (continued)

Computer Equipment and Software

Computer equipment and software are recorded at cost.  Depreciation is provided using the straight-line method over the estimated useful lives of three (3) to five (5) years.

Long-Lived Assets

In accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 360 “Property, Plant, and Equipment,” the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts.  There were no impairment charges during the quarters ended September 30, 2012 and 2011.

Valuation of Investments in Securities at Fair Value – Definition and Hierarchy

In accordance with GAAP, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.
In determining fair value, the Company uses various valuation approaches.  In accordance with GAAP, a fair value hierarchy for inputs is used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.  Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company.  Unobservable inputs reflect the Company’s assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 – Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities the Company has the ability to access.

Level 2 - Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of valuation techniques and observable inputs can vary from security to security and is affected by a wide variety of factors including, the type of security, whether the security is new and not yet established in the marketplace, and other characteristics particular to the transaction.  To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment.  Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that cannot be reasonably determined.

Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the securities existed. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for securities categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement.

DISCOUNT COUPONS CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

3.	Summary of significant accounting policies (continued)

Valuation of Investments in Securities at Fair Value – Definition and Hierarchy (continued)

The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure.  Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date.  The Company uses prices and inputs that are current as of the measurement date, including periods of market dislocation.  In periods of market dislocation, the observability of prices and inputs may be reduced for many securities.  This condition could cause a security to be reclassified to a lower level within the fair value hierarchy.

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular instruments. Changes in assumptions or in market conditions could significantly affect the estimates. The carrying amount of our financial assets and liabilities approximates fair value.

Revenue Recognition

Sales of coupons are recognized at the time of the sale for the face value of the coupon less the amount due the merchant.  Consulting revenue is recognized in the period services are performed and collectability is reasonably assured.  Revenue is reduced by estimated customer refunds.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740 “Income Taxes”, which requires accounting for deferred income taxes under the asset and liability method.  Deferred income tax asset and liabilities are computed for the differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

The determination of the Company’s provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws.  Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions.  The benefits of uncertain tax positions are recorded in the Company’s financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from tax authorities.  When facts and circumstances change, the Company reassesses these probabilities and records any changes in the financial statements as appropriate.

Advertising and Promotion Costs

Advertising and promotion costs are expensed as incurred.  Advertising and promotion expense was $13,935 and $35 for the periods ending September 30, 2012 and 2011, respectively.

DISCOUNT COUPONS CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

3.	Summary of significant accounting policies (continued)

Receivables and Credit Policies

The Company’s accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from invoice date.  Accounts receivable are stated at the amount billed to the customer, less management’s best estimate of an allowance for doubtful accounts and an estimate for sales returns.  No interest is applied to past due accounts.  Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice.

Loss Per Common Share

The Company complies with the accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share.” Basic earnings per common share ("EPS") calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year.  Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding.  During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Stock-Based Compensation

The Company complies with FASB ASC Topic 718 “Compensation – Stock Compensation,” which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  FASB ASC Topic 718 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions and requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).  That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period).  No compensation costs are recognized for equity instruments for which employees do not render the requisite service.  The grant-date fair value of employee share options and similar instruments is estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available).  If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification.  Based on stock options that vested, the Company recorded compensation expense approximately $286,000 and $-0 during the nine month periods ended September 30, 2012 and 2011.

Nonemployee awards

The fair value of equity instruments issued to a nonemployee is measured by using the stock price and other measurement assumptions as of the date of either: (i) a commitment for performance by the nonemployee has been reached; or (ii) the counterparty’s performance is complete.  Expenses related to nonemployee awards are generally recognized in the same period as the Company incurs the related liability for goods and services received.  The Company recorded stock compensation of approximately $130,000 during the nine-month period ended September 30, 2012 related to consulting and other professional services.

DISCOUNT COUPONS CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

3.	Summary of significant accounting policies (continued)

Stock-based compensation expense

Stock-based compensation consists of stock options issued to employees, directors, and consultants.  Compensation expense is calculated on the fair value of the instrument at the time of grant and is recognized ratably over the service period based on the number of awards that vest over time and in the period of grant for awards that vest immediately (See above, Stock-Based Compensation). The expense resulting from share-based payments is recorded in professional fees, selling, or general administrative expense depending on the nature of the service provided.

Recently Adopted Accounting Pronouncements

On June 16, 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income (Topic 220),” which requires companies to report total net income, each component of comprehensive income, and total comprehensive income on the face of the income statement, or as two consecutive statements. The components of comprehensive income will not be changed, nor does the ASU affect how earnings per share is calculated or reported. These amendments will be reported retrospectively upon adoption. The adoption of the ASU is not expected to have a material impact on the Company.

In May 2011, the FASB issued an accounting standard update which works to achieve common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards. The update both clarifies the FASB’s intent about the application of existing fair value guidance, and also changes certain principles regarding measurement and disclosure.  The update is effective prospectively and is effective for annual periods beginning after December 15, 2011. Early application is permitted for interim periods beginning after December 15, 2011. The Company is currently evaluating the effect the update will have on its financial statements.

In January 2010, the FASB issued an accounting standard update on fair value measurements and disclosures. The update requires more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009; except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this update did not have an effect on the Company’s financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities at the date of the financial statements, as well as their related disclosures.  Such estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

DISCOUNT COUPONS CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

4.	Equipment and software

Computer equipment and software, net consisted of the following at September 30, 2012 and December 31, 2011, respectively:

	September 30,	December 31,
	2012	2011

Office equipment	$896	$896
Software	36,254	36,254
	37,150	37,150
Less: accumulated depreciation and amortization	(20,323)	(11,035)
	$16,827	$26,115

The Company recorded depreciation and amortization expense of $9,288 and $7,594 for the nine-month periods ended September 30, 2012 and 2011, respectively.

5.	Short-term debt

During the three month period ended September 30, 2012, the Company borrowed $25,000 from a related party shareholder. The note accrues interest at the rate of 10% per annum and is due on August 31, 2013.  In connection with this note, the Company issued the related party shareholder stock options to acquire 50,000 shares of its $0.00001 common stock at an exercise price of $.50 per share.  The debt holder has the option to convert the note into 50,000 shares of the Company’s $0.00001 par value common stock within ten days after the S-1 filing document has been approved by the Securities Exchange Commission.

6.	Long-term debt

During the years ended December 31, 2011 and 2010, the Company issued notes payable to third party investors with a face value of $222,500 and $225,000, respectively, in conjunction with the sale of common and treasury stock (see Note 7).

The notes issued in 2011 and 2010 have a common maturity date of August 31, 2013, payable at face value plus accrued interest at maturity.  The notes accrue interest at the rate of 7% per annum.

During the nine months ended September 30, 2011, the Company issued notes payable to third party investors with a face value of $222,500 in conjunction with the sale of common and treasury stock.

Notes payable consisted of the following at September 30, 2012:

Notes payable	$447,500
Unamortized discount	(34,248)
Notes payable, net	413,252
Less: current portion	(413,252)
$-

Maturities of notes payable are as follows at September 30:

2012	$-
2013	447,500
$447,500

DISCOUNT COUPONS CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

6.	Long-term debt (continued)

Discount on these notes was calculated using an imputed interest rate of 7.51% and 12.63% for notes issued in 2011 and 2010, respectively.  Total interest on these notes is 14.51% and 19.63% for the year ended December 31, 2011 and 2010, respectively.  Amortization of the discount is reported in the statement of operations as interest expense.  For the nine months ended September 30, 2012 and 2011, amortization of discount totaled $27,880 and $23,723, respectively. Total interest expense, which includes amortization of discount, was $51,493 and $42,653 for the nine months ended September 30, 2012 and 2011, respectively.

The notes mature on August 31, 2013, with a total debt service of $530,500, comprised of $447,500 principal and approximately $83,000 of accrued interest.

7.	Income taxes

The Company has reviewed its tax positions as of September 30, 2012 and December 31, 2011 and has not identified any positions that are uncertain.  The income tax returns filed for the years ended December 31, 2011 and 2010 are open to review by the Internal Revenue Service.

The Company had no income tax expense (benefit) for the quarters ended September 30, 2012 and 2011. At September 30, 2012, the Company had approximately $1,089,000 of net operating losses (“NOL”) carry-forwards for federal and state income purposes.  These losses are available for future years and expire through 2032.  Utilization of these losses may be severely or completely limited if the Company undergoes an ownership change pursuant to Internal Revenue Code Section 382

The deferred tax asset is approximately summarized as follows:

	September 30,	December 31,
	2012	2011

Deferred tax asset:

Net operating loss carryforwards	$327,000	$174,000
Permanent and other differences	20,000	9,000
Deferred tax asset	347,000	183,000
Less: Valuation allowance	(347,000)	(183,000)
Net deferred tax asset	$-	$-

	September 30,		December 31,
	2012		2011

Statutory federal income tax expense	(25	) %	(25	) %
State and local income tax (net of federal benfits)	(4)		(4)
Permanent and other differences	14		5
Valuation allowance	15		24
	-%		-%

DISCOUNT COUPONS CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

7.	Income taxes (continued)

The Company has taken a full valuation allowance against the other timing differences and the deferred asset attributable to the NOL carry-forwards of approximately $347,000 and $183,000 at September 30, 2012 and December 31, 2011, respectively, due to the uncertainty of realizing the future tax benefits.

8.	Capital and treasury stock

On inception, the Company issued 5,297,632 shares of common stock with a par value of $0.00001 to its initial shareholders.  On November 15, 2010, 165,551 shares were contributed to the Company as treasury stock for sale to investors.  Neither transaction involved consideration.

During 2010, the Company issued 165,551 shares of treasury stock and 1,324,408 shares of common stock in conjunction with the issuance of notes payable as described in Note 5.  The lenders received 6.62204 shares of common stock for each $1.00 loaned to the Company.  Proceeds of $225,000 were allocated $65,916 to the purchase of treasury and capital stock, $157,500 to long-term debt, and expenses of $1,584.

During the first quarter 2011, 375,801 shares of common stock were contributed to the Company by existing shareholders, without consideration, as treasury stock for sale to investors. Of these 375,801 treasury shares, the Company issued 119,197 shares in conjunction with the issuance of notes payable as described in Note 5.  The lenders received 6.62204 shares of common stock for each $2.50 loaned to the company.  The Company also issued 256,604 shares of treasury stock and 37,249 shares of common stock in conjunction with the issuance of notes payable as described in Note 5.  The lenders received 6.62204 share of common stock for each $4.00 loaned to the company.  Proceeds of $222,500 were allocated $33,221 to the purchase of treasury and capital stock and $189,279 to long-term debt.

In the first quarter 2012, the Company sold 198,265 shares of stock at approximately $0.38 per share.  In the second quarter 2012, the Company sold 577.198 shares of stock at approximately $0.38 per share.  The company also issued 157,500 shares of stock in the first quarter, 65,000 shares of stock in the second quarter, and 50,000 shares of stock in the third quarter in exchange for services, which were valued based on the fair market value of the services rendered.

On March 12, 2012, the Company’s board of directors authorized a 6.62204 to 1 stock split.  In conjunction therewith, the Company also increased the number of authorized shares of its $0.00001 par value common stock from 10,000,000 shares to 30,000,000 shares.  Fractional shares created as a result of this stock split were rounded up to the nearest whole share   All references in the accompanying financial statements and these footnotes to the number of shares and per share amounts have been restated to reflect the stock split

The company had 10,994,823 and 9,946,860 shares of common stock issued and outstanding as of September 30, 2012 and December 31, 2011, respectively.

9.	Stock options

The Company accounts for its stock option awards under FASB ASC Topic 718 “Compensation—Stock compensation.” The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing

DISCOUNT COUPONS CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

9.	Stock options (continued)

model with the following weighted average assumptions used for each grant for the nine month period ended
September 30, 2012 and year ended December 31, 2011; risk-free interest rate betweeen 1.67% and 1.80%,  no dividend yield, expected lives of ten years and volatility of 40%. The expected term of stock option awards granted is generally based on the “simplified” method for “plain vanilla” options discussed in SEC Staff Accounting Bulletin (“SAB”) No. 107, as amended by SAB No. 110. The expected volatility is derived from historical volatility of a similar company whose stock is in our industry sector and on the OTCBB for a period that matches the expected term of the option.  We based the risk-free interest rate that we use in our option pricing valuation model on the implied yield in effect at the time of option grant on constant maturity U.S. Treasury issues with equivalent remaining terms. Options vest on the date granted and can be exercised over a period between seven and ten years.

The Company granted 1,995,000  and 920,000 options to employees and nonemployees, respectively, during during the first nine months of 2012 at a weighted-average grant date fair value of approximately $0.36.

The Company has not paid cash dividends and does not expect to pay cash dividends in the future.  Forfeiture rates are based on management’s estimates.

At September 30, 2012, 4,040,746 options were exercisible at a weighted average price of approximately $0.28.

	Options Outstanding			Options Exercisable
		Number	Weighted		Number
		Outstanding	Average	Weighted	Exercisable	Weighted
		at	Remaining	Average	at	Average
	Exercise	September 30,	Contractul	Exercise	September 30,	Exercise
	Price	2012	Life	Price	2012	Price

Employee awards	$0.012	993,306	9.0	$0.012	993,306	$0.012
Nonemployee awards	$0.012	132,440	9.0	0.012	132,440	0.012
Employee awards	$0.380	1,995,000	9.7	0.380	1,995,000	0.380
Nonemployee awards	$0.380	870,000	9.7	0.380	870,000	0.380
Nonemployee awards	$0.500	50,000	6.9	0.500	50,000	0.500
Total awards		4,040,746		$0.280	4,040,746	$0.280

The following is a summary of all option activity through September 30, 2012:

			Weighted
			Average
	Number of	Weighted	Remaining
	Shares	Average	Term
	Outstanding	Price	(in years)

Options outstanding at December 31, 2010	-	-	-
Granted in 2011	1,191,967	$0.012
Exercised	(66,221)	0.012
Forfeited or cancelled	-	-
Options outsanding at December 31, 2011	1,125,746	0.012	9.8
Granted in 2012	2,915,000	0.358	8.5
Exercised	-	-
Forfeited or cancelled	-	-
Options outstanding at September 30, 2012	4,040,746	$0.280	8.6
Exercisable at September 30, 2011	2,988,306	$0.260	9.6

DISCOUNT COUPONS CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

9.	Stock options (continued)

No options were exercised during the nine months ended September 30, 2012.

Cash flows resulting from excess tax benefits are classified as part of cash flows from financing activities.  Excess tax benefits are realized tax benefits from tax deductions of exercised options in excess of the deferred tax asset attributable to the compensation cost for such options.

The Company has two active stock option plans, (the “2011 Plan”) and  (the “2012 Plan”).  A total of 4,324,408 shares has been reserved for issuance under these plans.  Under the 2011 Plan, the Company authorized 1,324,408 shares of common stock be reserved under the Discount Coupons 2011 Stock Plan, which was adopted on July 18, 2011.  A total of 1,191,967 options were issued in the fourth quarter of 2011; 66,221 options were exercised in 2011.  The remaining 1,125,746 options have yet to be exercised and expire on September 30, 2021.

Under the 2012 Plan, the Company is authorized 3,000,000 shares of common stock be reserved for issuance under the Discount Coupons 2012 Stock Plan, which was adopted on June 29, 2012.  A total of 2,915,000 options were issued and none were exercised through September 30, 2012.  The options expire on June 28, 2022.

10.	Related-party transactions

The Company had the following transactions with related parties:

The Company purchased its domain name from its vice president for $12,500.  This asset was capitalized as software in the period ending December 31, 2010 as described in Note 4.

The Company had a month-to-month lease with JACZ, LLC, an S-corporation owned by the vice president and another shareholder.  Total payments under this agreement totaled $4,000 for the quarter ending March 31, 2011 and $12,000 for the period ending December 31, 2010.

During the quarter ended September 30, 2012, the Company issued 50,000 shares of its $0.00001 par value common stock to certain shareholders for services rendered on behalf of the Company.  These shares were valued at $4,000.

During the three month period ended September 30, 2012, the Company borrowed $25,000 from a related party shareholder (See Note 5).

11.	Commitments and contingencies

Operating Leases – Future Minimum Lease Payments

The Company leases a temporary residence under an agreement that is classified as an operating lease.  The future minimum lease payments required under this lease are as follows:

For the years ended December 31,

2012	$47,400
2013	15,800
$63,200

DISCOUNT COUPONS CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

11.	Commitments and contingencies (continued)

Operating Leases – Future Minimum Lease Payments (continued)

Rental expense related to this lease was $35,550 for the nine-month period ended September 30, 2012.

Beginning March 1, 2012, the Company leases office space under an agreement that is classified as an operating lease.  The future minimum lease payments required under this lease are as follows (which include required estimated common area maintenance and utility charges):

For the years ended December 31,

2012	$54,251
2013	66,265
2014	33,460
$153,976

Rental expense related to this lease was $37,527 for the nine-month period ended September 30, 2012.

12.	Nonmonetary transactions

The Company exchanged services with an unrelated party and recognized $10,000 of revenue and $10,000 of marketing expense during the period ending December 31, 2010.

13.	Subsequent Events.

The Company has evaluated the financial statements for subsequent events occurring through December 10, 2012, the date the financial statements were issued.

Patrick Rodgers, CPA, PA
309 E. Citrus Street
Altamonte Springs, FL 32701

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Discount Coupons Corporation

I have audited the accompanying balance sheets of Discount Coupons Corporation (the “Company”), a development stage company, as of December 31, 2011 and 2010 and the statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2011 and 2010.  These financial statements are the responsibility of the Company’s management.  My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. I was not engaged to perform an audit of its internal control over financial reporting. My audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, these financial statements present fairly, in all material respects, the financial position of Discount Coupons Corporation as of December 31, 2011 and 2010 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company is in the development stage, has incurred losses from operations since inception, and has not established a source of revenue sufficient to cover operating expenses. These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Patrick Rodgers, CPA, PA
Patrick Rodgers, CPA, PA
Altamonte Springs, Florida
July 17, 2012
Except note 1 and note 8 – September 27, 2012

Discount Coupons Corporation
(a Development Stage Company)
Balance Sheets

	December 31,
	2011	2010

ASSETS

Current assets
Cash	$55,000	$67,433
Accounts receivable	5,050	-
Deposits and prepaids	7,900	18,102
		-

Total current assets	67,950	85,535

Equipment and software, net	26,115	24,650
Total assets	$94,065	$110,185

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$54,466	$3,504
Accrued expenses	30,438	9,754
Total current liabilities	84,904	13,258

Notes payable, net of unamortized discount of
$62,128 and $62,803 at December 31, 2011 and
December 31, 2010, respectively (Note 5)	385,372	162,197
Total liabilities	470,276	175,455

Stockholders' equity

Preferred stock, $0.00001 par value, 2,000,000 shares
authorized, 292,903,333 shares issued and outstanding authorized; no shares issued and outstanding	-	-
Common stock, $0.00001 par value; 30,000,000 shares
authorized, 9,946,860 and 6,622,040 shares issued and
outstanding at December 31, 2011 and 2010, respectively	100	55
Additional paid-in capital	348,122	65,849
Deficit accumulated during the development stage	(724,433)	(131,186)
Total stockholders' equity	(376,211)	(65,282)

Total liabilities and stockholders' equity	$94,065	$110,173

The accompany notes are an integral part of these financial statements.

Discount Coupons Corporation
(a Development Stage Company)
Statements of Operations
For the Years Ended December 31, 2011 and 2010 and the
Period From August 16, 2010 (Inception) to December 31, 2011

			Period From
			August 16, 2010
			(Inception) to
			December 31,
	2011	2010	2011

Revenues	$94,708	$20,021	$114,729
Cost of sales	(23,530)	(389)	(23,919)
Gross profit	71,178	19,632	90,810

Operating Expenses

Research and development	48,610	7,323	55,933
Professional fees	137,901	29,250	167,151
Selling	187,063	44,481	231,544
General and administrative	230,239	61,346	291,585
Total expenses	603,813	142,400	746,213

Net operating income	(532,635)	(122,768)	(655,403)

Other income (expense)

Interest expense	(60,612)	(8,418)	(69,030)
Total other income (expense)	(60,612)	(8,418)	(69,030)

Net income (loss) before income taxes	(593,247)	(131,186)	(724,433)

Provision for income taxes	-	-	-
Net income (loss)	$(593,247)	$(131,186)	$(724,433)

Net loss per weighted share,
basic and fully diluted	$(0.08)	$(0.02)

Weighted average number of common
shares outstanding, basic and fully diluted	7,005,576	6,168,889

The accompanying notes are an integral part of these financial statements.

DISCOUNT COUPONS CORPORATION
(a Development Stage Company)
Statement of Changes in Stockholders’ Deficit
For the Period August 16, 2010 (Inception) to December 31, 2011

						Deficit
						Accumulated
					Additional	During
	Common Stock		Treasury Stock		Paid-In	Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total

Issuance of common stock on August 16, 2010	5,297,632	$53	-	$-	$(53)	$-	$-

Shareholder contribution to treasury stock	(165,551)	-	165,551	-	-	-	-

Sale of treasury and common stock, net of expenses	1,489,959	14	(165,551)	-	65,902	-	65,916

Net loss	-	-	-	-	-	(131,186)	(131,186)

Balance, December 31, 2010	6,622,040	67	-	-	65,849	(131,186)	(65,270)

Shareholder contribution to treasury stock	(375,801)	-	375,801	-	-	-	-

Stock issued in exchange for services	285,377	-	-	-	3,448	-	3,448

Sale of treasury and common stock, net of expenses	3,349,024	33	(375,801)	-	222,188	-	222,221

Stock options issued	-				55,837	-	55,837

Stock options exercised	66,220	-	-	-	800	-	800

Net loss	-	-	-	-	-	(593,247)	(593,247)

Balance, December 31, 2011	9,946,860	$100	-	$-	$348,122	$(724,433)	$(376,211)

The accompanying notes are an integral part of these financial statements.

Discount Coupons Corporation
(a Development Stage Company)
Statements of Cash Flows
For the years Ended December 31, 2011 and 2011 and the
Period August 16, 2010 (Inception) to December 31, 2011

			Period From
			August 16, 2010
			(Inception) to
			December 31,
	2011	2010	2011

Cash flows from operations
Net (loss)	$(593,247)	$(131,186)	$(724,433)

Adjustment to reconcile net loss to net cash:
Depreciation and amortization	11,035	-	11,035
Stock-based compensation	55,837	-	55,837
Stock issued for services	3,448	-	3,448
Accretion of discount on debt	43,801	4,697	48,498
Changes in operating assets and liabilities:			-
			-
Accounts receivable	(5,050)	-	(5,050)
Deposits and prepaid expenses	10,202	(18,102)	(7,900)
Accounts payable and accrued expenses	71,645	13,258	84,903
Net cash used for operating activities	(402,329)	(131,333)	$(533,662)

Cash flows from investing activities

Purchases of computer equipment and software	(12,500)	(24,650)	(37,150)
Net cash used for investing activities	(12,500)	(24,650)	(37,150)

Cash flows from financing activities

Proceeds from sale of treasury and common stock,
net of expenses	213,117	65,916	279,033
Proceeds from borrowings on notes payable	189,279	157,500	346,779
Net cash provided by financing activities	402,396	223,416	625,812

Net increase (decrease) in cash	(12,433)	67,433	55,000
Cash, beginning of period	67,433	-	-
Cash, end of period	$55,000	$67,433	$55,000

Supplemental disclosures:

Cash paid during the year for:

Interest	$-	$-	$-

Non-cash investing and financing transactions:
Common stock issued for services	$3,448	$-	$3,448

The accompanying notes are an integral part of these financial statements.

DISCOUNT COUPONS CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

1.	Nature of operations

Discount Coupons Corporation (the “Company”) provides web-based advertising and promotion services to the business and consumer community through its website DiscountCoupons.com.  Revenue is generated from the sale of discount coupons from its merchant clients to customers registering on the website to receive offers via e-mail.  The Company operates globally via the Internet.

The Company is a Florida corporation and was organized in August, 2010.  Through December, 2011, the Company has been primarily engaged in developing its website and a base of merchant voucher offerings for consumer consumption, recruiting personnel, and raising capital.

The Company is a new enterprise in the development stage as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 915, Development Stage Entities.  This stage is characterized by significant expenditures for the design and development of the Company’s offerings.  Once the Company’s planned principal operations commence, its focus will be on marketing vouchers to the general public through direct marketing and third-party partnerships and affiliations.

2.	Going concern

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  Since inception, the Company has primarily devoted its efforts to the development and implementation of its web-based business.  Operations have been funded through the private placement of equity securities and debt financing.  These successful funding efforts have allowed the Company to reach its current state of development despite incurring losses typical with an emerging technology company.  As of December 31, 2011 and 2010, the Company has incurred net losses of $593,247 and $131,186, respectively.

Management anticipates incurring additional losses prior to reaching a positive operating cash flow and intends to finance its operations through additional notes payable and equity funding.  Subsequent to year end, the Company obtained $294,500 of additional capital (see Note12); however significant additional funding is needed.  The Company is in the process of raising capital but there are no assurances such funding will be available.

If adequate funding cannot be obtained, the Company may be unable to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.	Summary of significant accounting policies

Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Cash and Cash Equivalents

The Company considers short-term interest bearing investments with initial maturities of three months or less to be cash equivalents.  The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits.  The Company believes it is not exposed to any significant credit risk.

DISCOUNT COUPONS CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

3.	Summary of significant accounting policies (continued)

Computer Equipment and Software

Computer equipment and software are recorded at cost.  Depreciation is provided using the straight-line method over the estimated useful lives of three (3) to five (5) years.

Long-Lived Assets

In accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 360 “Property, Plant, and Equipment,” the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts.  There was no impairment charges during the years ended December 31, 2011 and 2010.

Valuation of Investments in Securities at Fair Value – Definition and Hierarchy

In accordance with GAAP, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.
In determining fair value, the Company uses various valuation approaches.  In accordance with GAAP, a fair value hierarchy for inputs is used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.  Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company.  Unobservable inputs reflect the Company’s assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 – Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities the Company has the ability to access.

Level 2 - Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of valuation techniques and observable inputs can vary from security to security and is affected by a wide variety of factors including, the type of security, whether the security is new and not yet established in the marketplace, and other characteristics particular to the transaction.  To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment.  Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that cannot be reasonably determined.

Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the securities existed. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for securities categorized in Level 3. In certain cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement.

DISCOUNT COUPONS CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

3.	Summary of significant accounting policies (continued)

Valuation of Investments in Securities at Fair Value – Definition and Hierarchy (continued)

The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure.  Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date.  The Company uses prices and inputs that are current as of the measurement date, including periods of market dislocation.  In periods of market dislocation, the observability of prices and inputs may be reduced for many securities.  This condition could cause a security to be reclassified to a lower level within the fair value hierarchy.

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular instruments. Changes in assumptions or in market conditions could significantly affect the estimates. The carrying amount of our financial assets and liabilities approximates fair value.

Revenue Recognition

Sales of coupons are recognized at the time of the sale for the face value of the coupon less the amount due the merchant.  Consulting revenue is recognized in the period services are performed and collectability is reasonably assured.  Revenue is reduced by estimated customer refunds.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740 “Income Taxes”, which requires accounting for deferred income taxes under the asset and liability method.  Deferred income tax asset and liabilities are computed for the differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

The determination of the Company’s provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws.  Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions.  The benefits of uncertain tax positions are recorded in the Company’s financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from tax authorities.  When facts and circumstances change, the Company reassesses these probabilities and records any changes in the financial statements as appropriate.

Advertising and Promotion Costs

Advertising and promotion costs are expensed as incurred.  Advertising and promotion expense was $3,483 and $10,000 for the periods ending December 31, 2011 and 2010, respectively.

DISCOUNT COUPONS CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

3.	Summary of significant accounting policies (continued)

Receivables and Credit Policies

The Company’s accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from invoice date.  Accounts receivable are stated at the amount billed to the customer, less management’s best estimate of an allowance for doubtful accounts and an estimate for sales returns.  No interest is applied to past due accounts.  Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice.

Loss Per Common Share

The Company complies with the accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share.” Basic earnings per common share ("EPS") calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year.  Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding.  During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Stock-Based Compensation

The Company complies with FASB ASC Topic 718 “Compensation – Stock Compensation,” which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  FASB ASC Topic 718 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions and requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).  That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period).  No compensation costs are recognized for equity instruments for which employees do not render the requisite service.  The grant-date fair value of employee share options and similar instruments is estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available).  If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification.  Based on stock options that vested during 2011, the Company recorded approximately $47,000 as compensation expense under FASB ASC 718.

Nonemployee awards

The fair value of equity instruments issued to a nonemployee is measured by using the stock price and other measurement assumptions as of the date of either: (i) a commitment for performance by the nonemployee has been reached; or (ii) the counterparty’s performance is complete.  Expenses related to nonemployee awards are generally recognized in the same period as the Company incurs the related liability for goods and services received.  The Company recorded stock compensation of approximately $9,000 during the year ended December 31, 2011 related to consulting services.

DISCOUNT COUPONS CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

3.	Summary of significant accounting policies (continued)

Stock-based compensation expense

Stock-based compensation consists of stock options issued to employees, directors, and consultants.  Compensation expense is calculated on the fair value of the instrument at the time of grant and is recognized ratably over the service period based on the number of awards that vest over time and in the period of grant for awards that vest immediately (See above, Stock-Based Compensation). The expense resulting from share-based payments is recorded in professional fees, selling, or general administrative expense depending on the nature of the service provided.

Recently Adopted Accounting Pronouncements

On June 16, 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income (Topic 220),” which requires companies to report total net income, each component of comprehensive income, and total comprehensive income on the face of the income statement, or as two consecutive statements. The components of comprehensive income will not be changed, nor does the ASU affect how earnings per share is calculated or reported. These amendments will be reported retrospectively upon adoption. The adoption of the ASU is not expected to have a material impact on the Company.

In May 2011, the FASB issued an accounting standard update which works to achieve common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards. The update both clarifies the FASB’s intent about the application of existing fair value guidance, and also changes certain principles regarding measurement and disclosure.  The update is effective prospectively and is effective for annual periods beginning after December 15, 2011. Early application is permitted for interim periods beginning after December 15, 2011. The Company is currently evaluating the effect the update will have on its financial statements.

In January 2010, the FASB issued an accounting standard update on fair value measurements and disclosures. The update requires more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009; except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this update did not have an effect on the Company’s financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities at the date of the financial statements, as well as their related disclosures.  Such estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

DISCOUNT COUPONS CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

4.	Equipment and software

Computer equipment and software, net consisted of the following at December 31:

	2011	2010
Office equipment	896	896
Software	36,254	23,754
	37,150	24,650
Less: accumulated depreciation and amortization	(11,035)	-
	$26,115	$24,650

Depreciation and amortization expense was $11,035 and $-0- for the years ended December 31, 2011 and 2010, respectively.

5.	Long-term debt

During the years ended December 31, 2011 and 2010, the Company issued notes payable to third party investors with a face value of $222,500 and $225,000, respectively, in conjunction with the sale of common and treasury stock (see Note 7).

The notes issued in 2011 and 2010 have a common maturity date of August 31, 2013, payable at face value plus accrued interest at maturity.  The notes accrue interest at the rate of 7% per annum.

Notes payable consisted of the following at December 31:

		2011	2010

Notes payable		$447,500	$225,000
Unamortized discount		(62,128)	(62,803)
		$385,372	$162,197
Maturities of notes payable are
as follows at December 31:
	2012	$-
	2013	447,500
		$447,500

Discount on these notes was calculated using an imputed interest rate of 7.51% and 12.63% for notes issued in 2011, and 2010, respectively.  Total interest on these notes is 14.51% and 19.63% for the year ended December 31, 2011 and 2010, respectively.  Amortization of the discount is reported in the statement of operations as interest expense.  For the years ended December 31, 2011 and 2010, amortization of discount totaled $43,801 and $4,697, respectively.

Total interest expense, which includes amortization of discount, was $60,612 and $8,418 for the years ended December 31, 2011 and 2010, respectively.

DISCOUNT COUPONS CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

The notes mature on August 31, 2013, with a total debt service of $530,500, comprised of $447,500 principal and approximately $83,000 of accrued interest.

6.	Income taxes

The Company has reviewed its tax positions as of December 31, 2011 and 2010 and has not identified any positions that are uncertain.  The income tax returns filed for the years ended December 31, 2011 and 2010 are open to review by the Internal Revenue Service.

The Company had no income tax expense (benefit) for the years ended December 31, 2011 and 2010. At December 31, 2011, the Company had approximately $600,000 of net operating losses (“NOL”) carry-forwards for federal and state income purposes.  These losses are available for future years and expire through 2031.  Utilization of these losses may be severely or completely limited if the Company undergoes an ownership change pursuant to Internal Revenue Code Section 382.

The deferred tax asset is approximately summarized as follows:

	December 31,	December 31,
	2011	2010

Deferred tax asset:

Net operating loss carryforwards	$174,000	$29,000
Permanent and other differences	9,000	9,600
Deferred tax asset	183,000	38,600
Less: Valuation allowance	(183,000)	(38,600)
Net deferred tax asset	$-	$-

	December 31,		December 31,
	2011		2010

Statutory federal income tax expense	(25	) %	(25	) %
State and local income tax
(net of federal benfits)	(4)		(4)
Permanent and other differences	5		8
Valuation allowance	24		23
	-%		-%

The Company has taken a full valuation allowance against the other timing differences and the deferred asset attributable to the NOL carry-forwards of approximately $600,000 and $98,000 at December 31, 2011 and 2010, respectively, due to the uncertainty of realizing the future tax benefits.

DISCOUNT COUPONS CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

7.	Capital and treasury stock

On inception, the Company issued 5,297,632 shares of common stock with a par value of $0.00001 to its initial shareholders.  On November 15, 2010, 165,551 shares were contributed to the Company as treasury stock for sale to investors.  Neither transaction involved consideration.

During 2010, the Company issued 165,551 shares of treasury stock and 1,324,408 shares of common stock in conjunction with the issuance of notes payable as described in Note 5.  The lenders received 6.62204 shares of common stock for each $1.00 loaned to the Company.  Proceeds of $225,000 were allocated $65,916 to the purchase of treasury and capital stock, $157,500 to long-term debt, and expenses of $1,584.

During 2011, 375,801 shares of common stock were contributed to the Company by existing shareholders, without consideration, as treasury stock for sale to investors.  Of these 375,801 treasury shares, the Company issued 119,197 shares of treasury stocks in conjunction with the issuance of notes payable as described in Note 5.  The lender received 6.662204 shares of stock for each $2.50 loaned to the Company.  The Company also issued 256,604 shares of treasury stock and 37,249 shares of common stock in conjunction with the issuance of notes payable as described in Note 5.  The lenders received 6.62204 share of common stock for each $4.00 loaned to the company.  Proceeds of $222,500 were allocated $33,221 to the purchase of treasury and capital stock and $189,279 to long-term debt.

The company had 9,946,860 and 6,622,040 shares of common stock issued and outstanding as of December 31, 2011 and 2010, respectively.

8.	Stock options

The Company accounts for its stock option awards under FASB ASC Topic 718 “Compensation—Stock compensation.” The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for each grant for the year ended December 31, 2011; risk-free interest rate of 1.80%,  no dividend yield, expected lives of ten years and volatility of 40%. The expected term of stock option awards granted is generally based on the “simplified” method for “plain vanilla” options discussed in SEC Staff Accounting Bulletin (“SAB”) No. 107, as amended by SAB No. 110. The expected volatility is derived from historical volatility of a similar company whose stock is in our industry sector and on the OTCBB for a period that matches the expected term of the option.  We based the risk-free interest rate that we use in our option pricing valuation model on the implied yield in effect at the time of option grant on constant maturity U.S. Treasury issues with equivalent remaining terms. Options vest on the date granted and are exercisable over ten years.

	Options Outstanding			Options Exercisable
		Number	Weighted		Number
		Outstanding	Average	Weighted	Exercisable	Weighted
		at	Remaining	Average	at	Average
	Exercise	December 31,	Contractul	Exercise	December 31,	Exercise
	Price	2011	Life	Price	2011	Price

Employee awards	$0.0120	993,306	9.8	$0.0120	993,306	$0.0120
Nonemployee awards	0.0120	132,440	9.8	0.0120	132,440	0.0120
Total awards		1,125,746		$0.0120	1,125,746	$0.0120

DISCOUNT COUPONS CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

8.	Stock options (continued)

The Company granted 993,306 and 198,661 options to employees and nonemployees, respectively, during 2011 at a weighted-average grant date fair value of approximately $0.012. For the years ended December 31, 2011 and 2010, the Company recognized approximately $56,000 and $-0-, respectively, of stock-based compensation expense related to the issuance of options to employees and  nonemployees. This expense is reported with selling and general and administrative expense in the accompanying statements of operations.

The Company has not paid cash dividends and does not expect to pay cash dividends in the future.  Forfeiture ratesare based on management’s estimates.

The following is a summary of all option activity through December 31, 2011:

			Average
	Number of	Weighted	Remaining
	Shares	Average	Term
	Outstanding	Price	(in years)

Options outstanding at December 31, 2010	-	-	-
Granted in 2011	1,191,967	$0.012
Exercised	(66,221)	$0.012
Forfeited or cancelled	-	-
Options outsanding at December 31, 2011	1,125,746	$0.012	9.8
Exercisable at December 31, 2011	1,125,746	$0.012	9.8

Cash flows resulting from excess tax benefits are classified as part of cash flows from financing activities.  Excess tax benefits are realized tax benefits from tax deductions of exercised options in excess of the deferred tax asset attributable to the compensation cost for such options.  There were 66,221 options exercised by a consultant during the year ended December 31, 2011; the Company received $800 and recognized tax benefits from the exercise of these options during 2011.

During 2011, the board of directors granted 198,661 options to three outside consultants, with a strike price of $0.012 per share vesting on the date the options were granted. During the year 2011, the Company recorded compensation expense of approximately $9,000 in connection with the grant of these options.

As of December 31, 2011, the Company had one active stock option plan (the “2011 Plan”).  A total of 1,324, 408 shares has been reserved for issuance under the 2011 Plan, which was adopted on July 18, 2011.  A total of 1,191,967 options were issued, with 66,221 options exercised during the year ended December 31, 2011.  The remaining 1,125,746 options have yet to be exercised and expire on September 30, 2021.

DISCOUNT COUPONS CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

9.	Related-party transactions

The Company had the following transactions with related parties:

The Company purchased its domain name from its vice president for $12,500.  This asset was capitalized as software in the period ending December 31, 2010 as described in Note 4.

The Company had a month-to-month lease with JACZ, LLC, an S-corporation owned by the vice president and another shareholder.  Total payments under this agreement totaled $4,000 for the year ending December 31, 2011 and $12,000 for the period ending December 31, 2010.

During the year ended December 31, 2011, the Company issued 285,377 shares of its $0.00001 par value common stock to certain shareholders for services render on behalf of the Company.  These shares were valued at $3,448.

10.	Commitments and contingencies

Operating Lease – Future Minimum Lease Payments

The Company leases a temporary residence under an agreement that is classified as an operating lease.  The future minimum lease payments required under this lease are as follows:

For the year ending December 31, 2012:	$15,800.

This lease has an option to renew for one year.  Rental expense related to this lease was $31,600 for the year ended December 31, 2011.

11.	Nonmonetary transactions

The Company exchanged services with an unrelated party and recognized $10,000 of revenue and $10,000 of marketing expense during the period ending December 31, 2010.

12.	Subsequent Events.

The Company has evaluated the financial statements for subsequent events occurring through July 17, 2012, the date the financial statements were issued.

DISCOUNT COUPONS CORPORATION

10,994,823 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is [                  ], 2013

PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee	$315.00
Federal Taxes	$0.00
State Taxes and Fees	$0.00
Transfer Agent Fees	$0.00
Accounting fees and expenses	$26,569
Legal fees and expense	$45,788
Blue Sky fees and expenses	$7,500
Miscellaneous	$0.00
Total	$80,172

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

The Florida General Corporation Act permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful.  However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Item 15. Recent Sales of Unregistered Securities

The information we present reflects our 6.62204-for-1 forward stock split effected on March 12, 2012.

We were incorporated in the State of Florida in August 2010.

In connection with incorporation, we issued 5,297,632 shares of common stock to our founders. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were issued as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In 2010, 165,551 shares were contributed to the Company as treasury stock for sale to investors.
In 2011, 375,801 shares of common stock were contributed to the Company by existing shareholders, without consideration, as treasury stock for sale to investors.

In 2010, 2011 and 2012, 1,489,959, 293,886 and 593,335 shares were sold in a debt security private offering pursuant to Regulation D Rule 506 at an offering price of $0.151, $0.604, and $0.378 per share, respectively. The Common Stock issued in this offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. §230.506:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)
At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(C)
Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

In 2011, we issued 285,377 shares in exchange for services rendered. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were issued as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In 2012, we issued 272,500 shares in exchange for services rendered. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were issued as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In 2011 and 2012, we issued 2,594,277 and 642,988 shares in an all equity private offering pursuant to Regulation D Rule 506 at an offering price of $0.153 and $0.38 per share, respectively. The Common Stock issued in this offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. §230.506:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)
At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(C)
Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

Options

The 2011 Plan

The Company authorized 1,324,408 shares of common stock reserved for issuance under the Discount Coupons 2011 Stock Plan (the “2011 Plan”) adopted on July 18, 2011. There were 1,191,967 options issued with 66,221 options being exercised in 2011.  The remaining 1,125,746 options have yet to be exercised and expire on September 30, 2021. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were issued as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

The 2012 Plan

The Company authorized 3,000,000 shares of common stock reserved for issuance under the Discount Coupons 2012 Stock Plan (the “2012 Plan”) adopted on June 29, 2012. There were 2,915,000 options issued with 0 options being exercised in 2012 to date.  The remaining options have yet to be exercised and expire on June 28, 2022. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were issued as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

Item 16. Exhibits and Financial Statement Schedules

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation, incorporated by reference to exhibit 3.1 on the registration statement filed with the Securities and Exchange Commission on August 23, 2012.
3.2	By-Laws, incorporated by reference to exhibit 3.2 on the registration statement filed with the Securities and Exchange Commission on August 23, 2012.
5.1	Opinion of Anslow & Jaclin, LLP (to be filed as amendment)
10.1
Marketing Agreement with Threadbuy, Inc. dated May 2, 2012, incorporated by reference to exhibit 10.1 on the registration statement filed with the Securities and Exchange Commission on August 23, 2012.

10.2	Management Agreement with Cloops, Inc. dated May 4, 2012, incorporated by reference to exhibit 10.2 on the registration statement filed with the Securities and Exchange Commission on August 23, 2012.
10.3
Marketing Agreement with Bid Deal Digital, Inc. dated May 7, 2012, incorporated by reference to exhibit 10.3 on the registration statement filed with the Securities and Exchange Commission on August 23, 2012.

10.4
Management Agreement with Deal A Day, Inc. dated June 15, 2012, incorporated by reference to exhibit 10.4 on the registration statement filed with the Securities and Exchange Commission on August 23, 2012.

10.5
Commercial Sub-Lease Agreement for 5584 Rio Vista Drive, Clearwater, Florida 33760, incorporated by reference to exhibit 10.5 on the registration statement filed with the Securities and Exchange Commission on August 23, 2012.

10.6	JACZ. LLC Lease Agreement , incorporated by reference to exhibit 10.6 on the registration statement filed with the Securities and Exchange Commission on January 7, 2013.
23.1	Consent of Patrick Rodgers, CPA, PA
23.2	Consent of Counsel (included in Exhibit 5.1, hereto)

Item 17. Undertakings

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, there onto duly authorized, in the City of Clearwater, State of Florida, on February 6, 2013.

DISCOUNT COUPONS CORPORATION

By:	/s/ Pat Martin
Pat Martin
President, Chief Executive Officer, and Chief Financial Officer

We, the undersigned officers and directors of Discount Coupons Corporation, hereby severally constitute Pat Martin, Steven Winkler and Russell Cohen, and each of them singly, as true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below the registration statement filed herewith and any amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Discount Coupons Corporation to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pat Martin	President, Chief Executive Officer, Chief Financial Officer, Chairman (Principal Executive Officer, Principal Financial, and Principal Accounting Officer)	February 6, 2013
Pat Martin

/s/ Steven Winkler	Chief Operating Officer and Director	February 6, 2013
Steven Winkler

/s/ Russell Cohen	Director	February 6, 2013
Russell Cohen